UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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THE HANOVER INSURANCE GROUP, INC.

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Notice of Annual Meeting  and Proxy Statement  ANNUAL MEETING OF SHAREHOLDERS  TO BE HELD ON MAY 15, 2018  2018

THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street

Worcester, Massachusetts 01653

Letter to our Shareholders from John C. Roche, our President and Chief Executive Officer

March 28, 2018

TO OUR SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. to be held on Tuesday, May 15, 2018, at 9:00 a.m. local time, at the Company’s headquarters in Worcester, Massachusetts.

The accompanying Notice and Proxy Statement describe in detail the matters to be acted on at the Annual Meeting. Your vote is important. We hope that you will vote as soon as possible. Please review the instructions concerning each of your voting options described in the accompanying Proxy Statement. Your cooperation will assure that your shares are voted and will also greatly assist us in preparing for the Annual Meeting.

Sincerely,

John C. Roche

President and Chief Executive Officer

THE HANOVER INSURANCE GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 15, 2018

To the Shareholders of The Hanover Insurance Group, Inc.:

Below please find the details regarding the 2018 Annual Meeting of Shareholders of The Hanover Insurance Group, Inc.:

LOCATION: Our corporate headquarters, 440 Lincoln Street, Worcester, Massachusetts 01653  DATE AND TIME: Tuesday, May 15, 2018, at 9:00 a.m. local time  ITEMS OF BUSINESS: 1. The election of four individuals to the Board of Directors; 2. The advisory approval of the Company's executive compensation; 3. The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent, registered public accounting firm for 2018; and 4. Such other business as may properly come before the Annual Meeting or any adjournment thereof.   RECORD DATE: The Board of Directors has fixed March 19, 2018 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

Worcester, Massachusetts

March 28, 2018

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are requested to vote your shares. Please follow the voting instructions set forth in the Proxy Statement. If you attend the Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 15, 2018: The Proxy Statement and Annual Report to Shareholders are available at www.proxydocs.com/THG.

LOCATION: Our corporate headquarters, 440 Lincoln Street, Worcester, Massachusetts 01653DATE AND TIME: Tuesday, May 15, 2018, at 9:00 a.m. local time ITEMS OF BUSINESS: 1. The election of four individuals to the Board of Directors;2.  The advisory approval of the Company's executive compensation; 3.The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent, registered public accounting firm for 2018; and4.  Such other business as may properly come before the Annual Meeting or any adjournment thereof. RECORD DATE: The Board of Directors has fixed March 19, 2018 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Your vote is important. Whether or not you plan to attend the Annual Meeting, you are requested to vote your shares. Please follow the voting instructions set forth in the Proxy Statement. If you attend the Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

2018 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

PROXY STATEMENT SUMMARY

This summary provides highlights of the important information contained elsewhere in our Proxy Statement. It does not contain all of the information you should consider. We encourage you to read the entire Proxy Statement before voting.

GENERAL INFORMATION (see pages 1-6} CORPORATE GOVERNANCE (see pages 7-16}  Meeting: Annual Meeting ofShareholders Director Nominees: (each for a three-year term expiring in Date: Tuesday, May 15, 2018 2021, except as noted} Time: 9:00a.m., local time P. Kevin Condron -Independent (for a one-year term Location: 440 Lincoln Street, Worcester, MA 01653 expiring in 2019}; Record Date: March 19, 2018 Kevin J. Bradicich - Independent; Cynthia L. Egan -Independent; and Common Stock Outstanding: 42,552,236 shares Voting: One vote per share ofCommon Stock Harriett "Tee" Taggart- Independent.  Director Election Standard: Majority ofvotes cast Registrar & Transf er Agent: Computershare Limited  Corporate Website: www.hanover.com Current Board Composition: 12 members {11 independent) Investor Relations: www.hanover.com- under "Investors" Board Meetings in 2017:8 Annual Report: www.hanover.com - under "Investors -Annual Reports" Standing Board Committees (Meetings in 2017}: Corporate Responsibility Website: www.hanover.com- Committee ofIndependent Directors (5); Audit {10}; under "About Us- Corporate Responsibility" Compensation {9}; Nominating & Corp Governance {6}  Board Leadership: Separate CEO and Chairman EXECUTIVE COMPENSATION (see pages 21-52} Board Communications: 2017 Company Performance Highlights: Mail: The Hanover Insurance Group, Inc.  • Net income of$186.2 million Board ofDirectors, Attn: Corporate Secretary  • Stock price appreciated 18.8% 440 Lincoln Street, Worcester, MA 01653  • Quarterly dividend increased 8.0% Web: www.HanoverAiertLine.com  • Net written premium increased 5.5% Phone: 1-800-533-2547  • Book value per share increased 4.7% Code of Conduct: www.hanover.com under "About Us-Principal Components ofExecutive Compensation: Corporate Governance-Company Policies" Annual base Short-term Long-term MATTERS TO BE VOTED ON  I salary incentive camp incentive camp  Board Significant Compensation Practices:  Agenda Item Recommendation See Pages  Significant stock  Multi-year "Double trigger" 1. Election offour   FOR each nominee 17 vesting for long- ownership for change in director nominees term awards requirements for control benefits directors/officers 2. Advisory vote on Prohibition on executive 18 Clawback policy pledging/hedging Limited compensation Company stock perquisites  3. Ratification of the Cap on payouts No "280G tax appointment ofPwC under variable gross ups"for History ofnotre- as our independent, new participants 19-20 registered public incentive in the pricing stock accounting firm for compensation Employment options 2018 programs Continuity Plan

THE HANOVER INSURANCE GROUP   2018 PROXY STATEMENT     i

PROXY STATEMENT

We have made these proxy materials available to you on or about March 28, 2018 via the Internet or, at your request, forwarded paper copies by mail, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Hanover Insurance Group, Inc. (“THG” or the “Company”) for use at our Annual Meeting of Shareholders to be held on May 15, 2018 (the “Annual Meeting” or “Meeting”). In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of the proxy materials unless you request one. The Notice instructs you on how to access the proxy materials via the Internet. The Notice also instructs you on how to vote your shares via the Internet. If you received a Notice by mail and would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND THE ANNUAL MEETING

What is included in these proxy materials? These proxy materials include our Proxy Statement for the Annual Meeting and our Annual Report to Shareholders for the fiscal year ended December 31, 2017 (the “Annual Report”), including our financial statements and the report of PricewaterhouseCoopers LLP (“PwC”) thereon. The Annual Report is neither a part of this Proxy Statement nor incorporated herein by reference. If you requested a paper copy of these materials by mail, these materials also include the proxy card for submitting your vote prior to the Annual Meeting.

What is the purpose of the Annual Meeting? At the Annual Meeting, shareholders will act on the following matters:

•	election of four directors;
•	advisory approval of the Company’s executive compensation; and
•	ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2018.

Any other business that properly comes before the Annual Meeting also will be considered. In addition, management will provide comments and respond to questions from shareholders.

Who is entitled to vote at the Annual Meeting? Only shareholders of record at the close of business on March 19, 2018 (the “Record Date”) are entitled to vote at the Meeting.

What are the voting rights of the holders of the Company’s common stock? Each share of THG’s common stock, par value $0.01 per share (the “Common Stock”), entitles its holder to one vote.

Who is soliciting my vote? The Board is soliciting your vote at the Annual Meeting. Proxies also may be solicited on the Board’s behalf by directors, officers or employees of the Company, in person or by telephone, mail, electronic or facsimile transmission. The Company will pay the cost of soliciting proxies, including reimbursing banks, brokerage firms and others for the reasonable expenses incurred by them for forwarding proxy material on behalf of the Board to beneficial owners of Common Stock.

How does the Board recommend that I vote? Our Board recommends that you vote your shares “FOR” the election of each nominee to the Board and “FOR” each of the other proposals specifically identified in this Proxy Statement for action at the Annual Meeting.

How many shares are entitled to vote at the Annual Meeting? As of the Record Date, 42,552,236 shares of Common Stock were issued, outstanding and entitled to be voted.

How many shares must be present to hold the Annual Meeting? A quorum (a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting) must be present either in person or by proxy. Abstentions will be treated as present at the Annual Meeting for the purpose of determining a quorum and, because brokers have the discretionary authority to vote on one proposal (the ratification of auditors), broker non-votes will also be treated as present at the Annual Meeting for the purpose of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner returns a proxy, but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on any matter specifically identified for action at the Annual Meeting other than the ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2018.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     1

What vote is required to approve each item, and how are abstentions and broker non-votes treated?

Proposal	Vote Required	Effect of Broker Non-Votes and Abstentions
1. Election of a director nominee

The affirmative vote of a majority of the votes properly cast (in person or by proxy). For purposes of electing directors, “the affirmative vote of a majority of the votes cast” means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director.

Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
2. Advisory vote on executive compensation	The affirmative vote of a majority of the votes properly cast (in person or by proxy).	Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
3. Ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2018	The affirmative vote of a majority of the votes properly cast (in person or by proxy).

Abstentions, because they are not votes cast, will not be counted and will have no effect on the outcome. However, banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on this proposal.

What happens if a director nominee is not elected at the Annual Meeting? If a nominee who is currently serving as a director is not re-elected at the Annual Meeting, then under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who is nominated but fails to be re-elected is required to promptly tender his or her resignation to the Board, effective at the end of his or her current term. The Nominating and Corporate Governance Committee (the “NCGC”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not vote on the NCGC’s recommendation or the Board’s decision. Since Mr. Bradicich is a nominee whose current term does not otherwise expire at the upcoming Annual Meeting, were he not to receive the requisite vote at the Annual Meeting, his tendered resignation would not be effective until the end of his current term in 2020.

How do I vote? You may either vote in person at the Annual Meeting or by proxy without attending the Meeting.

How do I vote by proxy? If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and such brokerage firm or nominee will forward the Notice and/or a printed copy of the proxy materials to you, together with voting instructions. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote.

If you are a registered shareholder (that is, if you hold stock certificates directly in your name), you may vote via the Internet in accordance with the instructions set forth in the Notice. If you have requested a paper copy of the proxy materials, you may vote by mail, via the Internet, or via the toll-free number in accordance with the instructions set forth on the proxy card. The shares of Common Stock represented by your proxy will be voted as you directed, or, if the proxy card is signed, dated and returned without instructions, in accordance with the Board’s recommendations as set forth in this Proxy Statement.

The proxy also confers discretionary authority with respect to any other proposals that may properly be brought before the Annual Meeting. As of the date of this Proxy Statement, management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, then the proxies solicited hereby will be voted in accordance with the recommendations of the Board.

Can I change my vote after I submit my proxy? Yes. Any registered shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. If you are a beneficial owner of shares held in street name, you may revoke or change your voting instructions prior to the Meeting by timely instructing your broker, trustee or nominee. Any shareholder of record attending the Annual Meeting may vote in person regardless of whether or not the shareholder previously delivered a proxy. Shares held beneficially in street name may be voted in person only if you obtain and bring to the Meeting a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Presence at the Annual Meeting by a shareholder who has submitted a proxy, however, does not in itself revoke a submitted proxy.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     2

How do participants in The Hanover Employee Stock Purchase Plan and The Chaucer Share Incentive Plan vote their shares? Participants in The Hanover Insurance Group Employee Stock Purchase Plan (the “ESPP”) who retain shares that have been issued to them are considered to hold such shares in “street name” in a brokerage account. Such shares may be voted like other “street name” holders. The brokerage firm or nominee will forward ESPP participants the Notice and/or a printed copy of the proxy materials, together with voting instructions.

If you are a participant in The Chaucer Share Incentive Plan (the “Chaucer SIP”) and you have shares of Common Stock allocated to your account, then you may provide voting instructions to the trustee under the plan in accordance with the instructions provided by the trustee. The trustee will vote the shares allocated to your account in accordance with your instructions. If you do not instruct the trustee how to vote, then the trustee will not vote your shares.

ESPP and Chaucer SIP participants’ voting instructions are kept confidential by the administrator of the ESPP and the trustee of the Chaucer SIP, respectively.

Who can attend the Annual Meeting? The Meeting is open to all THG shareholders and to invited guests of the Board. Individuals who hold shares in “street name” may be required to provide a brokerage account statement or some other proof of their share ownership as of the Record Date.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     3

COMPANY STOCK OWNERSHIP

Stock Ownership by the Company’s Directors and Executive Officers

The following table sets forth information regarding the number of shares of Common Stock beneficially owned as of March 15, 2018 (unless otherwise indicated) by (i) each director (and director nominee) of THG, (ii) the named executive officers (the “NEOs”) in the Summary Compensation Table appearing later in this Proxy Statement, and (iii) all current directors and executive officers of THG, as a group. This information has been furnished by the persons listed in the table.

Name of Beneficial Owner	Shares Beneficially Owned†		Percent of Class

Michael P. Angelini	60,274	(1)	*
Richard H. Booth	2,043	(2)	*
Kevin J. Bradicich	242	(3)	*
Jane D. Carlin	—	(4)	*
P. Kevin Condron	20,733	(5)	*
Cynthia L. Egan	2,978	(6)	*
Jeffrey M. Farber	35,458	(7)	*
Daniel T. Henry	10,637		*
J. Kendall Huber	103,616	(8)	*
Wendell J. Knox	22,734	(9)	*
Richard W. Lavey	60,971	(10)	*
Michael D. Price	1,210		*
Joseph R. Ramrath	23,980	(11)	*
John C. Roche	134,322	(12)	*
Bryan J. Salvatore	—	(13)	*
Harriett “Tee” Taggart	16,427	(11)	*
Joseph M. Zubretsky	—	(14)	*
Current directors and executive officers, as a group (19 persons)	555,486	(15)	1.30%

†

As to shares listed in this column, each person has sole voting and investment power, except as indicated in other footnotes to this table. Certain directors and executive officers have deferred, or under certain compensation programs were required to defer, receipt of certain stock grants from the Company. Deferred shares are held in a rabbi trust (the “Rabbi Trust”) by the trustee, Wells Fargo Bank, N.A. The Rabbi Trust held 29,000 shares of Common Stock pursuant to deferrals by the directors and executive officers. In accordance with regulations prescribed by the SEC, and even though such director or executive officer has a direct economic interest in such deferred shares, shares held in the Rabbi Trust are not included in the amounts set forth in this column. These shares may be voted by the trustee of the Rabbi Trust, but not by the individuals on whose behalf the shares are held in the Rabbi Trust. For information regarding specific deferrals, please refer to the footnotes below.

*	Less than 1%.
(1)	Excludes 9,117 shares held by the Rabbi Trust, the receipt of which Mr. Angelini has deferred.
(2)	Excludes 6,344 shares held by the Rabbi Trust, the receipt of which Mr. Booth has deferred.
(3)	Elected to the Board on February 26, 2018.
(4)	Excludes 2,190 shares held by the Rabbi Trust, the receipt of which Ms. Carlin has deferred.
(5)	Excludes 3,549 shares held by the Rabbi Trust, the receipt of which Mr. Condron has deferred.
(6)	Excludes 1,751 shares held by the Rabbi Trust, the receipt of which Ms. Egan has deferred.
(7)	Includes 32,958 shares underlying options exercisable within 60 days of March 15, 2018.
(8)

Excludes 1,320 shares held by the Rabbi Trust, the receipt of which Mr. Huber was required to defer. Mr. Huber shares voting and investment power with his wife with respect to 14,387 shares. Includes 69,135 shares underlying options exercisable within 60 days of March 15, 2018.

(9)	Excludes 4,729 shares held by the Rabbi Trust, the receipt of which Mr. Knox has deferred.
(10)	Includes 49,293 shares underlying options exercisable within 60 days of March 15, 2018.
(11)	Shares voting and investment power with spouse.
(12)	Includes 108,605 shares underlying options exercisable within 60 days of March 15, 2018.
(13)	Appointed as an officer on June 12, 2017.
(14)	Mr. Zubretsky resigned from the Company effective November 3, 2017. Shares reported as beneficially owned are based on information provided to the Company as of March 2, 2018.
(15)

Includes 289,706 shares underlying options exercisable within 60 days of March 15, 2018; 1,600 shares underlying restricted stock units that vest within 60 days of March 15, 2018; and 785 shares held by the trustee of the Chaucer SIP. Excludes 29,000

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     4

shares held by the Rabbi Trust. See footnotes 1 through 13 above. Group calculation excludes Mr. Zubretsky since he was not serving as an officer as of March 15, 2018.

Stock Ownership Guidelines for Named Executive Officers and Directors

Named Executive Officers

Within 18 months of becoming subject to our stock ownership guidelines, each NEO should achieve an ownership level in our Common Stock with a value equal to one times his or her base salary. Within three years of becoming subject to these guidelines, each NEO should achieve and maintain an ownership level with a value equal to two to four times his or her base salary (four to six times base salary for the CEO). The guidelines credit shares held outright, unvested restricted stock, restricted stock units, performance-based restricted stock units (measured at target) and any shares that have been earned but the payment of which has been deferred. Shares subject to unexercised stock options, whether or not vested, are not counted when determining ownership under the guidelines. For these purposes, shares are valued based upon the then-current market value, or if higher, the value on the date of acquisition.

Each of our current NEOs is in compliance with the guidelines. Set forth below is a table that indicates, as of March 15, 2018, each current NEO’s share ownership as a multiple of his current base salary rate. Such figures are calculated in accordance with our stock ownership guidelines, and the multiple has been determined assuming a current market value of $117.62 per share (the closing price of our Common Stock on March 15, 2018).

NEO	Year Hired	Number of Shares Counted under Stock Ownership Guidelines	Ownership Level as a Multiple of Base Salary

John C. Roche	2006	46,127	6.0
Jeffrey M. Farber	2016	21,845	4.0
Bryan J. Salvatore	2017	10,625	2.5
J. Kendall Huber	2000	48,008	9.8
Richard W. Lavey	2004	20,378	4.7

Board of Directors

Within four years from the date of first being elected to the Board, each non-employee director should achieve an ownership level in our Common Stock with a value equal to four times the value of the regular annual stock retainer paid to directors for service on the Board. This requirement can be satisfied by purchases in the open market or by holding grants received from the Company (including share grants that the director has elected to defer under Company-sponsored deferred compensation programs). For these purposes, shares are valued based upon the then-current market value, or if higher, the value on the date of acquisition.

Each of our non-employee directors is in compliance with our stock ownership guidelines, or is expected to become compliant within the prescribed time following his or her initial election to the Board. Set forth below is a table that indicates, as of March 15, 2018, each director’s share ownership as a multiple of the value of the current annual stock retainer ($125,000). Such figures are calculated in accordance with our stock ownership guidelines, and the multiple has been determined assuming a current market value of $117.62 per share (the closing price of our Common Stock on March 15, 2018).

Non-Employee Director	Year First Elected to Board	Number of Shares Counted under Stock Ownership Guidelines	Ownership Level as a Multiple of the Value of the Annual Stock Retainer

Michael P. Angelini	1995	69,391	65.3
Richard H. Booth	2013	8,387	7.9
Kevin J. Bradicich	2018	242	0.2
Jane D. Carlin	2016	2,190	2.1
P. Kevin Condron	2007	24,282	22.8
Cynthia L. Egan	2015	4,729	4.4
Daniel T. Henry	2014	10,637	10.0
Wendell J. Knox	1999	27,463	25.8
Michael D. Price	2017	1,210	1.1
Joseph R. Ramrath	2004	23,980	22.6
Harriett “Tee” Taggart	2009	16,427	15.5

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     5

Largest Owners of the Company’s Stock

The following table lists the only persons who, to the best of the Company’s knowledge, are “beneficial owners” (as defined by SEC regulations) of more than five percent of the issued and outstanding shares of Common Stock as of March 15, 2018.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class

The Vanguard Group	3,971,946	(1)	9.35%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	3,563,588	(2)	8.39%
55 East 52nd Street
New York, NY 10055
Dimensional Fund Advisors LP	2,708,434	(3)	6.37%
Building One
6300 Bee Cave Road
Austin, TX 78746

(1)

Based on a Schedule 13G/A filed on February 9, 2018 by The Vanguard Group that reported sole voting power with respect to 22,659 shares, sole dispositive power with respect to 3,947,509 shares, shared voting power with respect to 5,299 shares and shared dispositive power with respect to 24,437 shares. The Schedule 13G/A filed by The Vanguard Group also reported that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 19,138 shares and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 8,820 shares.

(2)	Based on a Schedule 13G/A filed on January 25, 2018 by BlackRock, Inc. that reported sole voting power with respect to 3,400,972 shares and sole dispositive power with respect to 3,563,588 shares.
(3)

Based on a Schedule 13G/A filed on February 9, 2018 by Dimensional Fund Advisors LP (“DFA”) that reported sole voting power with respect to 2,658,584 shares and sole dispositive power with respect to 2,708,434 shares. In its Schedule 13G/A filing, DFA disclaims beneficial ownership of the shares and states that it serves as investment manager or sub-adviser to certain commingled funds, group trusts and separate accounts and that all shares of the Company are owned by such commingled funds, group trusts and separate accounts.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     6

CORPORATE GOVERNANCE

The Board has adopted Corporate Governance Guidelines that can be found on the Company’s website at www.hanover.com under “About Us-Corporate Governance.” For a printed copy of the guidelines, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653.

There are four nominees for election to the Board this year. Each of the nominees has served as a director since the last Annual Meeting, with the exception of Mr. Bradicich, who was elected to the Board in February 2018. During late 2017 and early 2018, the NCGC conducted a search process on behalf of the Board and retained a third-party recruiting firm to assist the NCGC in (i) identifying director candidates that meet the Company’s Director Qualifications set forth below, (ii) coordinating interviews with those qualified candidates selected by the NCGC for further consideration, and (iii) complementing the due diligence work of the Committee in conducting reference checks. During the search process and prior to his election to the Board, Mr. Bradicich was identified as a potential director candidate and presented to the NCGC and the Board by the third-party recruiting firm.

In order to comply with our director retirement policy, Mr. Condron is being nominated to serve for a one-year term expiring in 2019. Mses. Egan and Taggart and Mr. Bradicich are each being nominated to serve for a three-year term expiring in 2021.

Mr. Angelini has reached mandatory retirement age under the Company's director retirement policy and, in accordance with the policy, will retire from the Board at the Annual Meeting. Mr. Booth informed the Company that he will retire from the Board, effective immediately following the Annual Meeting, to devote more time to other professional endeavors. The Board has voted to reduce the size of the Board to ten, effective immediately following the Annual Meeting and the retirements of Mr. Angelini and Mr. Booth.

Information regarding the business experience and qualifications of each nominee and continuing director is provided below.

Director Nominees

P. Kevin Condron Age: 72 Director since 2007

Mr. Condron has served as Chairman and CEO of The Granite Group LLC, a plumbing and heating wholesaler, and one of its predecessor companies, since 1972. Mr. Condron is a director of TD Bank, Inc., a financial services company, and is former Chairman of the Board of Trustees at the College of the Holy Cross. We believe Mr. Condron’s qualifications to serve on our Board include his experience as a CEO, his experience on numerous other boards of directors, including TD Bank, which was a public company during much of his tenure on that board, and his experience as an entrepreneur with substantial business experience.

Mr. Condron is Chairman of the Board and a member of the Nominating and Corporate Governance Committee. If re-elected, Mr. Condron’s term will expire in 2019.

Kevin J. Bradicich Age: 60 Director since 2018

Mr. Bradicich served as Senior Partner at McKinsey & Company, Inc. until his retirement in 2017. Mr. Bradicich began his career at McKinsey in 1983 and also held the titles of Manager, Principal and Director while with the firm. He spent the last 25 years at McKinsey focused on serving insurance company clients. While at McKinsey, Mr. Bradicich was a core member of the firm’s Global Insurance Practice’s leadership group. During his career, he also led the firm’s North American Property and Casualty Insurance Practice and helped lead the Practice’s and the firm’s people processes. We believe Mr. Bradicich’s qualifications to serve on our Board include his experience as a Senior Partner at McKinsey, including his 25 years of experience focused on advising boards and senior executives at global insurance company clients on all aspects of their business.

Mr. Bradicich’s current term expires in 2020. If elected, Mr. Bradicich’s term will expire in 2021.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     7

Cynthia L. Egan Age: 62 Director since 2015

From 2007 until her retirement in 2012, Ms. Egan was President, Retirement Plan Services for T. Rowe Price Group, a global investment management organization. From 1989 to 2007, Ms. Egan held progressively senior positions with Fidelity Investments, a multinational financial services corporation, serving as Executive Vice President, Head of Fidelity Institutional Services Company and President of the Fidelity Charitable Gift Fund. From 2014 to 2015, she was appointed as an advisor to the U.S. Department of Treasury specializing in retirement security. Ms. Egan began her professional career at the Board of Governors of the Federal Reserve in 1980, and prior to joining Fidelity, worked at KPMG Peat Marwick and Bankers Trust Company. Ms. Egan is also a director of UNUM Corporation, a publicly traded insurance company providing group long-term disability insurance, employee benefits, individual disability insurance and special risk reinsurance, and of the BlackRock Closed End Funds Complex, a fund complex comprised of 74 closed-end funds. From 2013 to 2016, she was a director of Envestnet, Inc., a publicly traded provider of wealth management software and services. We believe Ms. Egan’s qualifications to serve on our Board include her many years of management experience in the financial services industry at Fidelity and T. Rowe Price and her experience on other public company boards of directors.

Ms. Egan is Chair of the Compensation Committee. If re-elected, Ms. Egan’s term will expire in 2021.

Harriett “Tee” Taggart Age: 69 Director since 2009

Ms. Taggart currently manages a professional practice, Taggart Associates. She also serves as an endowment investment committee member, evaluating global portfolio managers and asset allocation strategies, for several major non-profit organizations. From 1983 through 2006, Ms. Taggart was a Partner, Senior Vice President and sector portfolio manager at Wellington Management LLC, a global investment company. Ms. Taggart is a director of Albemarle Corporation, a publicly traded specialty chemical manufacturer, and is a trustee of the Eaton Vance Mutual Fund Complex, a fund complex comprised of 177 funds. She served as a director of The Lubrizol Corporation, a publicly traded specialty chemical manufacturer, from 2007 until its acquisition by Berkshire Hathaway in 2011. Ms. Taggart is also on the boards of trustees and advisory committees of several non-profit organizations and active in a number of corporate governance organizations. We believe Ms. Taggart’s qualifications to serve on our Board include her three decades of experience in the financial services industry, as well as her executive leadership and management experience and experience with other public company boards of directors.

Ms. Taggart is Chair of the Nominating and Corporate Governance Committee. If re-elected, Ms. Taggart’s term will expire in 2021.

Directors Continuing in Office

Jane D. Carlin Age: 62 Director since 2016

Ms. Carlin has provided advisory and consultancy services to financial services companies since 2012. Prior to that, Ms. Carlin served in senior roles with leading companies, including Morgan Stanley Group Inc. and Credit Suisse Group AG. At Morgan Stanley, she held a number of leadership positions, most recently, as managing director, global head of financial holding company governance and assurance, from 2006 to 2012, and previously from 1987 to 2003, when she served as managing director and deputy general counsel. From 2003 to 2006, Carlin was managing director and global head of bank operational risk oversight at Credit Suisse. In 2010, Carlin was appointed by the U.S. Treasury Department as chair of the Financial Services Sector Coordinating Council for Critical Infrastructure Protection and Homeland Security (FSSCC) and served in that role until 2012. Prior to that, from 2009 to 2010, she served as vice chair of the FSSCC and as chair of its Cyber Security Committee. Ms. Carlin serves as a director of PHH Corporation, a publicly traded provider of end-to-end mortgage solutions, and iShares Inc., and as a trustee of iShares Trust and iShares U.S. ETF Trust. Ms. Carlin served as a director of Astoria Financial Corporation, a publicly traded bank holding company, and its wholly owned subsidiary, Astoria Bank, from January 2014 to February 2015. We believe Ms. Carlin’s qualifications to serve on our Board include her many years of management experience in compliance, risk oversight, and cyber security in the financial services industry, and her experience on the boards of other publicly traded companies.

Ms. Carlin is a member of the Audit Committee.  Ms. Carlin’s term expires in 2020.

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Daniel T. Henry Age: 68 Director since 2014

Until his retirement, Mr. Henry served as Chief Financial Officer of American Express Company, a global financial services company, from 2007 to 2013. Mr. Henry joined American Express in 1990 and served in a variety of senior finance roles including Comptroller. Prior to joining American Express, Mr. Henry was a Partner with Ernst & Young LLP. Mr. Henry is also a director of Veritiv Corporation, a publicly traded company that provides business-to-business distribution solutions. Mr. Henry previously served as a director of Groupon, Inc., a publicly traded operator of online local marketplaces, from 2012 to 2016. We believe Mr. Henry’s qualifications to serve on our Board include his experience as a CFO at a major financial services company, and his experience on the boards of directors of other publicly traded companies.

Mr. Henry is a member of the Compensation Committee. Mr. Henry’s term expires in 2020.

Michael D. Price Age: 51 Director since 2017

Mr. Price served as President and Chief Executive Officer of Platinum Underwriters Holdings, Ltd. from 2005 until its acquisition by RenaissanceRe Holdings Ltd in 2015.  Prior to that, he served briefly as Platinum’s Chief Operating Officer, and was President of Platinum US from 2002 until 2005.  Mr. Price was Chief Underwriting Officer of Platinum’s predecessor, the former reinsurance segment of The St. Paul Companies, Inc.  Prior thereto, Mr. Price was Chief Operating Officer of Associated Aviation Underwriters Incorporated, a subsidiary of Global Aerospace Underwriting Managers Ltd., and held progressively senior roles within other companies in the property and casualty insurance industry. We believe Mr. Price’s qualifications to serve on our Board include his financial and leadership experience as a CEO of a publicly traded company, as well as his knowledge of the insurance and reinsurance industries.

Mr. Price is a member of the Audit Committee. Mr. Price’s term expires in 2019.

John C. Roche Age: 54 Director since 2017

Mr. Roche became President and Chief Executive Officer in November 2017. Prior to that, he served as Executive Vice President and President, Hanover Agency Markets since February 2017. Until February 2017, Mr. Roche was Executive Vice President, President Business Insurance since 2013 and head of Field Operations since November 2014. Prior to that he served as Senior Vice President, President Business Insurance from 2009 to 2013 and has held the following other positions since joining the Company in 2006: Vice President, Field Operations and Vice President, Underwriting and Product Management, Commercial Lines. From 1994 to 2006, Mr. Roche served in a variety of leadership positions at St. Paul Travelers Companies, Inc., last serving as Vice President, Commercial Accounts. Previously, Mr. Roche served in a variety of underwriting and management positions at Fireman’s Fund Insurance Company and Atlantic Mutual Insurance Company. We believe Mr. Roche’s qualifications to serve on our Board include his more than two decades of experience in the property and casualty insurance industry, his management experience leading significant business units both at the Company and at St. Paul Travelers and his detailed understanding of the Company and its business.

Mr. Roche’s term expires in 2019.

Wendell J. Knox Age: 70 Director since 1999

Until his retirement in 2009, Mr. Knox was President and CEO of Abt Associates, a policy research and business consulting firm, where he had been employed since 1969. Mr. Knox is also a director of Abt Associates, Inc. and Eastern Bank, a mutually owned commercial bank, and is a trustee of the Natixis and Loomis Sayles Mutual Fund Complex, a fund complex comprised of 40 funds. He also serves on the Advisory Board of Maine Pointe, LLC, a logistics and supply chain management consulting firm. We believe Mr. Knox’s qualifications to serve on our Board include his experience as a CEO, combined with his corporate governance expertise and experience with other boards of directors.

Mr. Knox is a member of the Compensation Committee. Mr. Knox’s term expires in 2020.

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Joseph R. Ramrath Age: 61 Director since 2004

Mr. Ramrath has been Managing Director of Colchester Partners LLC, an investment banking and strategic advisory firm, since 2002. Mr. Ramrath was Executive Vice President and Chief Legal Officer of the United Asset Management division of Old Mutual plc, an international financial services firm headquartered in London, England, from 2000 to 2002. Prior to that, he was Senior Vice President, General Counsel and Secretary of United Asset Management Corporation from 1996 until its acquisition by Old Mutual in 2000. Earlier in his career, Mr. Ramrath was a partner at Hill & Barlow, a Boston law firm, and a certified public accountant with Arthur Andersen & Co. We believe Mr. Ramrath’s qualifications to serve on our Board include his accounting, financial and legal background, his experience as a member of management and on the board of directors with other public companies, as well as his years of experience as an advisor to investment advisory companies.

Mr. Ramrath is Chair of the Audit Committee. Mr. Ramrath’s term expires in 2019.

Director Independence

Under NYSE rules, a member of the Board only qualifies as “independent” if the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company’s Corporate Governance Guidelines include standards to assist the Board in determining whether a director has a material relationship with the Company. The standards conform to the standards established by the NYSE. The portion of our Corporate Governance Guidelines addressing director independence is attached to this Proxy Statement as Appendix A.

The Board has determined that every director and nominee for director is independent under the applicable standards with the exception of Mr. Roche, who is the President and Chief Executive Officer of the Company.

There are no family relationships among any of the directors, director nominees or executive officers of the Company.

Related-Person Transactions

The Board has established a written procedure for the review, approval and/or ratification of “transactions with related persons” (as such term is defined by the SEC, provided that the dollar threshold for review and approval in our policy is $100,000, which is more stringent than the $120,000 threshold established by the SEC). Pursuant to such policy, any related-person transaction will be reviewed, approved and/or ratified by the Audit Committee, except that, in the event management determines that it is impractical to convene an Audit Committee meeting to consummate a particular transaction, the Chair of the Audit Committee (or the Independent Presiding Director, in the event the Chair or any of his or her immediate family members is the “related person”) has the authority to approve the transaction. The Chair of the Committee, or Independent Presiding Director, as applicable, shall report to the Audit Committee at its next meeting any approval under this policy pursuant to this delegated authority. No member of the Audit Committee may participate in any approval or ratification of a transaction with respect to which such member or any of his or her immediate family members is the related person. In preparing the Company’s SEC filings and in determining whether a transaction is subject to this policy, the Company’s General Counsel is entitled to make the determination of whether a particular relationship constitutes a material interest by a related person. In evaluating a transaction with a related person, the Audit Committee shall consider all relevant facts and circumstances available to it and shall approve or ratify only those transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders, as it determines in good faith. The Company and the Board are unaware of any transactions that required approval under this policy in 2017.

The Related Person Transaction Policy can be found on the Company’s website at www.hanover.com under “About Us-Corporate Governance—Company Policies.” For a printed copy of the policy, shareholders should contact the Company’s Corporate Secretary.

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two positions.

CEO Responsible for setting the strategic direction for the Company and for the day-to-day leadership and performance of the Company Chairman of the Board Provides guidance to the CEO, sets the agenda for Board meetings and presides over shareholder meetings and meetings of the full Board Leadership Structure

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Additionally, we believe that separating the roles and having an independent Chairman of the Board or a designated lead director is consistent with corporate governance best practices and better supports effective management oversight and risk management. While we believe that these goals can be achieved without separating the CEO and Chairman of the Board designations, we also take into consideration Mr. Condron’s demonstrated skill in leading our Board and counseling management.

In accordance with the Company’s Corporate Governance Guidelines, each year the Board elects from among its independent members either a non-executive Chairman of the Board or a lead director to serve as the “Independent Presiding Director.” The duties of the Independent Presiding Director are determined by the Board, and include presiding over Board and shareholder meetings and over executive sessions of non-management directors (including the Committee of Independent Directors). Mr. Condron, the Chairman of the Board, is the Independent Presiding Director.

The Board generally convenes in executive session in connection with regularly scheduled Board meetings and at other times as deemed appropriate.

Board Meetings and Attendance

During 2017, there were eight meetings of the full Board of Directors. All of the directors attended at least 75% of the Board and committee meetings held in 2017 while they were members. In addition, all directors are expected to attend the Annual Meeting. All the directors serving at the time were present at last year’s annual meeting.

Board Committees

The standing committees of the Board consist of the Committee of Independent Directors (the “CID”), the Audit Committee, the Compensation Committee, and the NCGC. Each committee is composed solely of directors determined by the Board to be independent. The current responsibilities of each of the committees are set forth in their charters, which are available on the Company’s website, www.hanover.com, under “About Us-Corporate Governance-Committee Charters.” For a printed copy of any committee charter, shareholders should contact the Company’s Corporate Secretary.

The current members of the committees of the Board are:

Board Committees
Director	Independent	Committee of Independent Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Michael P. Angelini*	✓	✓	✓	✓	✓
Richard H. Booth**	✓	✓			✓
Kevin J. Bradicich	✓	✓
Jane D. Carlin	✓	✓	✓
P. Kevin Condron (C)	✓	✓			✓
Cynthia L. Egan	✓	✓		✓ (Chair)
Daniel T. Henry	✓	✓		✓
Wendell J. Knox	✓	✓		✓
Michael D. Price	✓	✓	✓
Joseph R. Ramrath	✓	✓	✓ (Chair)
Harriett “Tee” Taggart	✓	✓			✓ (Chair)
Number of meetings held in 2017†		5	10	9	6

(C)	Denotes the Chairman of the Board.
(Chair)	Denotes the Chair of the applicable committee.
*	Mr. Angelini has reached mandatory retirement age under the Company's director retirement policy and, in accordance with the policy, he will retire from the Board at the Annual Meeting.
**	Mr. Booth has informed the Company that he will retire from the Board immediately following the Annual Meeting.
†	Does not include informal meetings held by the committees throughout the year.

Committee of Independent Directors

The CID, consisting of all the independent members of the Board, discharges such responsibilities as are referred to it from time to time by the Board or one of its committees. In particular, the committee is responsible for reviewing and approving the recommendations of the Compensation Committee and the NCGC, as applicable, with respect to establishing performance criteria (goals and objectives) for our CEO, evaluating the CEO’s performance and approving CEO compensation. In addition to meeting the independence requirements under the NYSE regulations, each committee member participating in approving the CEO’s compensation must also meet the independence requirements under Section 16 (“Section 16”) of the Securities Exchange Act of 1934 (the “Exchange Act”) and, for determinations with respect to compensatory arrangements in effect prior to the changes to the

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Internal Revenue Code (the “Code”) under the Tax Cuts and Jobs Act, must meet the independence requirements under Section 162(m) (“Section 162(m)”) of the Code. The independent members of the Board typically meet in executive session at every scheduled Board meeting and from time-to-time meet informally or by telephonic committee meetings.

Audit Committee

The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and experience and satisfy the independence requirements of the Sarbanes-Oxley Act of 2002. Accordingly, the Audit Committee is independent from management. The Board has determined that Messrs. Price and Ramrath are each an Audit Committee financial expert and Ms. Carlin and Mr. Angelini are financially literate, in each case as defined by SEC regulations. The Audit Committee is, among other things, responsible for the selection and engagement, compensation, retention, evaluation, oversight and, when deemed appropriate, termination of the Company’s independent, registered public accounting firm. The Audit Committee annually evaluates the performance of the Company’s independent, registered public accounting firm, and determines whether to reengage it or consider other audit firms. Some of the factors considered by the Audit Committee in deciding whether to retain PwC, the Company’s independent, registered public accounting firm, include:

•	PwC’s technical expertise and capabilities with respect to audit and non-audit services;
•

PwC’s depth of knowledge of the Company’s global operations and businesses, accounting policies and practices, and internal control over financial reporting, and PwC’s tenure as independent auditor, including the relative benefits compared to any concerns that may be associated with a longer tenure;

•	PwC’s independence and processes for maintaining its independence;
•	the quality and candor of PwC’s communications with the Audit Committee and management; and
•	the appropriateness of PwC’s fees relative to the scope and efficiency of the audit and non-audit services provided.

The committee also has oversight responsibility for the Company’s General Auditor and must approve matters related to the General Auditor’s employment and compensation. The Audit Committee generally meets in executive session separately with representatives of PwC, the Chief Financial Officer and the General Auditor, and by themselves, following its in-person, regularly scheduled committee meeting.

The Audit Committee reviews and discusses the Company’s financial statements and earnings press releases with management and PwC prior to their release, in the manner set forth in the Audit Committee charter. Among its other responsibilities, as set forth in its charter, the Audit Committee reviews the arrangements for and the results of the auditor’s examination of the Company’s books and records, auditors’ compensation, internal accounting control procedures, and activities and recommendations of the Company’s internal auditors, as well as any reports relating to the integrity of our financial statements, internal financial controls or auditing matters that are reported on our anonymous Alertline. The Audit Committee also reviews the Company’s significant accounting policies, control systems, information security program and compliance with legal and regulatory requirements, as well as the resources of PwC dedicated to or otherwise supporting the Company’s audit. As noted elsewhere, the committee is also responsible for reviewing related-person transactions and assessing the Company’s risk management policies and procedures. The Audit Committee annually reviews and reassesses the adequacy of its charter.

Compensation Committee

The Compensation Committee has oversight responsibility with respect to compensation matters involving directors and executive officers of THG. It also provides general oversight of the Company’s compensation structure, including compensation plans and benefits programs. In addition to meeting the independence requirements under the NYSE regulations, each committee member must meet the independence requirements under Section 16, and, for determinations with respect to compensatory arrangements in effect prior to the adoption of the Tax Cuts and Jobs Act, Section 162(m). Each of the members of the Compensation Committee satisfies the independence requirements of the NYSE rules and applicable SEC and Code requirements. The Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more of its members.

Use of Independent Outside Compensation Consultant

In executing its compensation responsibilities, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”), to assist it in making compensation decisions and to provide related information and advice.

During 2017, F.W. Cook:

•	regularly attended, either in person or telephonically, Compensation Committee meetings;
•	provided relevant market and comparative data and information;
•	provided advice regarding compensation trends and developments;
•	provided input to the Compensation Committee and management regarding the selection of peer companies against which to evaluate compensation levels and practices;
•	assisted in the review and design of our director and executive compensation programs;
•	provided advice with respect to compensation decisions relating to our executive officers and directors; and
•	assisted in the review and design of the compensation package offered to our new CEO.

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F.W. Cook was selected by, and reports to, the Compensation Committee. F.W. Cook is not engaged by the Company for any other purpose, and the Compensation Committee reviews all compensation payable to this firm.

Pursuant to its charter, the Compensation Committee may select its outside compensation consultant only after taking into consideration factors relevant to that consultant’s independence, including such factors required to be considered under the listing standards of the NYSE. The Compensation Committee reviewed such factors as it deemed appropriate, including all such factors required by the NYSE listing standards, and is satisfied as to F.W. Cook’s independence from the Company and its management.

Compensation Committee Interlocks and Insider Participation

During 2017, our Compensation Committee consisted of Ms. Egan and Messrs. Angelini, Henry and Knox. In addition, Mr. Condron served as chair of the Compensation Committee until his appointment as Chairman of the Board and to the NCGC, and Karen C. Francis, who resigned from the Board at the 2017 annual meeting, also served on the Compensation Committee during 2017. None of our executive officers serve, or during 2017 did serve, as a member of the board of directors or compensation committee of any company that has one of its executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The NCGC advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The committee recommended this year’s candidates for election and recommends Board member committee assignments to the full Board.

Consideration of Director Nominees

The NCGC may identify candidates for nomination to the Board through several sources, including recommendations of non-management directors, shareholders, the CEO, other executive officers, an outside search firm or other resources. Committee members review the backgrounds of candidates in light of the current needs of the Board, interview qualified candidates, conduct inquiries with references and review available information pertaining to the candidate’s qualifications and background.

Director Qualifications

Members of the Board and nominees for election should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. To maintain a majority of independent directors on the Board, as required by our Corporate Governance Guidelines, the NCGC and the Board have a strong preference that nominees meet our independence standards. Board members and nominees should demonstrate initiative, be participatory and contribute a perspective based on practical experience and mature judgment. The Board seeks members who represent a broad array of experiences and expertise in the context of the evolving needs of the Board. While we do not have a formal policy in this regard, when evaluating a candidate for Board membership, the NCGC and the Board may also take into consideration factors such as diversity and age. In addition, without the approval of the NCGC, nominees who are CEOs (or others with similar responsibilities) should serve on no more than two other public company boards, and other nominees should serve on no more than three other public company boards. All directors and nominees for election are in compliance with this policy.

Shareholder Nominees

The NCGC will consider qualified director candidates recommended in writing by shareholders. Shareholders who wish to suggest qualified candidates for consideration by the committee may do so by writing to the Company’s Corporate Secretary, giving the candidate’s name, biographical data, qualifications and confirmation that the candidate has agreed to serve if nominated and elected. All such submissions will be forwarded to the NCGC chair. To allow the committee sufficient time to consider a candidate in advance of an annual meeting, a shareholder should submit recommendations to the Company’s Corporate Secretary by no later than December 31 of the year prior to the annual meeting. Shareholder-proposed candidates who meet the committee’s minimum qualification standards, discussed in the preceding paragraph, will be evaluated in the same manner as other candidates considered by the committee for Board nomination.

Pursuant to the Company’s by-laws, shareholders seeking to nominate a candidate for election to the Board without approval of the Board must deliver written notice of such nomination to the Company’s Corporate Secretary not less than 60 days or more than 90 days prior to the Annual Meeting. The notice must set forth the name, address and number of shares of THG stock held by the shareholder submitting the nomination, as well as information concerning the nominee that is required to be disclosed pursuant to the Exchange Act in a proxy statement soliciting proxies for the election of such nominee as a director, including a signed consent of the nominee to be named in a proxy statement and to serve as a director, if elected. In addition, the notice must be accompanied by a petition signed by at least 100 record holders of our Common Stock representing in the aggregate at least one percent of the outstanding shares entitled to vote on the election of directors.

Communicating with the Board

Shareholders and other interested parties can communicate with the Board, including the non-management directors and the Independent Presiding Director, by writing to The Hanover Insurance Group, Inc., Board of Directors, Attn: Corporate Secretary, 440

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Lincoln Street, Worcester, Massachusetts 01653, through the website www.HanoverAlertLine.com or by calling 1-800-533-2547. An independent third-party service retrieves all submissions to the website and answers all calls to the toll-free telephone number, and passes the information on to our General Counsel, our General Auditor and the chair of the Audit Committee, who, when appropriate, transmit the information to the appropriate member of the Board. Communications may be anonymous or confidential. Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the chair of the Audit Committee. Other concerns will be referred to the Chairman of the Board. All shareholder-related complaints and concerns will be received, processed and acknowledged by the Board. Further information regarding communications with the Board may be found at the Company’s website, www.hanover.com, under “About Us-Corporate Governance—Contact the Board.”

Director Compensation

The Compensation Committee (the “Committee”) is responsible for advising the Board with respect to the Company’s director compensation practices and programs. In executing such responsibilities in 2017, the Committee reviewed relevant market data provided by F.W. Cook to assist it in developing compensation recommendations. The market data considered included an analysis of data from the Comparative Proxy Data Companies (for more information on these companies, please see pages 25-26), size-adjusted general industry survey data from F.W. Cook’s 2016 Non-Employee Director Compensation Report (a comprehensive survey source comprised of 300 randomly selected companies from various industries categorized based on their revenue and market cap) and a review of recent trends and developments in director compensation. The Committee presented its recommendations to the full Board, which, at its May meeting, made its compensation decision for the succeeding year (beginning immediately following the Annual Meeting of Shareholders and running until the next Annual Meeting of Shareholders (the “Annual Compensation Cycle”)). In setting director compensation, the Board considered competitive pay levels in light of the amount of time that directors expend in fulfilling their duties to the Company, as well as the level of skill and expertise the Company requires of its Board. Additionally, awards to directors under the Company’s 2014 Long-Term Incentive Plan (the “2014 Plan”) must comply with the annual limits contained in the plan.

Based upon its review of the information provided above and the Committee’s recommendation, for the 2017/2018 Annual Compensation Cycle, the Board elected to increase cash retainer fees (other than the Chairman’s retainer), as indicated below. The increases were designed to compensate the Board for its increasing responsibilities and to remain competitive from a marketplace perspective.

Fees	2017/2018 Annual Compensation Cycle	2016/2017 Annual Compensation Cycle

Annual Director Retainer
Stock Component (issued pursuant to the 2014 Plan)	$125,000	$125,000
Cash Component	$90,000	$85,000

Chairman of the Board Retainer	$125,000	$125,000

Committee Chairperson Retainers
NCGC	$21,000	$10,000
Compensation	$21,000	$14,000
Audit	$36,000	$24,000

Committee Member Annual Retainer
NCGC	$10,000	$5,000
Compensation	$10,000	$7,000
Audit	$15,000	$12,000

The Company’s charitable foundation provides matching contributions to gifts made by directors to qualified charities, up to $5,000 per director per calendar year.

At the election of each director, (i) cash retainers may be converted to Common Stock, and (ii) cash and stock compensation may be deferred pursuant to our non-employee director deferral plan. Deferred cash amounts are accrued in a bookkeeping account that is credited with notional interest based on the so-called General Agreement on Tariffs and Trade (“GATT”) rate (2.86% for 2017 and 2.80% for 2018, as determined using the November 2016 and 2017 published rates, respectively).

Mr. Roche, as an employee of the Company, receives no additional compensation for his service as a member of the Board. Mr. Zubretsky, our former CEO, also did not receive any additional compensation for his service as a member of the Board in 2017.

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Director Compensation Table

The following table sets forth the total compensation of our non-employee directors in 2017.

Name	Fees Earned in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($) (2)	Total ($)

Michael P. Angelini	125,079	(3)	124,921	(3)	5,000	255,000
Richard H. Booth	100,079	(3)	124,921	(3)	5,000	230,000
Kevin J. Bradicich (4)	19,376		26,695		—	46,071
Jane D. Carlin	105,079	(3)	124,921	(3)	5,000	235,000
P. Kevin Condron	225,079	(3)	124,921	(3)	5,000	355,000
Cynthia L. Egan	111,079		124,921		5,000	241,000
Daniel T. Henry	100,079		124,921		5,000	230,000
Wendell J. Knox	100,079	(3)	124,921	(3)	5,000	230,000
Michael D. Price (5)	91,218		108,452		—	199,670
Joseph R. Ramrath	126,079		124,921		5,000	256,000
Harriett “Tee” Taggart	111,079		124,921		5,000	241,000

(1)

The amounts in this column reflect the grant date fair value of the 2017-2018 annual stock retainer paid in 2017 (or 2018, in the case of Mr. Bradicich) and computed in accordance with FASB ASC Topic No. 718. Amounts calculated are based on the closing price of our Common Stock on the NYSE on the date of grant. To the extent applicable, assumptions used in the calculation of grant date fair value amounts are included in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2017 included in the Company’s Annual Report.

None of our non-employee directors held any stock options or other unvested stock-based awards as of December 31, 2017. For information on the share holdings for our directors, please see “Stock Ownership by the Company’s Directors and Executive Officers” on page 4.

(2)	Consists of matching contributions by the Company’s charitable foundation to qualified charitable organizations.
(3)	All or a portion of this amount has been deferred at the election of the director.
(4)	Annual cash and stock retainers for the 2017/2018 Annual Compensation Cycle were pro-rated to reflect the fact that Mr. Bradicich joined the Board on February 26, 2018 and were paid in 2018.
(5)	Annual cash and stock retainers for the 2017/2018 Annual Compensation Cycle were pro-rated to reflect the fact that Mr. Price joined the Board on July 3, 2017.

Board’s Role in Risk Oversight

The Board is responsible for assessing major risks facing the Company and reviewing alternatives for risk mitigation. Management presentations, business updates and financial and strategic planning discussions with the Board and its committees regularly incorporate a discussion of risks and plans for mitigating or managing such risks. The Board, directly or through its standing committees, periodically receives reports and presentations from management, including the Company’s Chief Risk Officer, Chief Information Security Officer and Chief Compliance Officer on various matters which, in its view, merit attention from a risk management perspective, such as with respect to counterparty risks, reserves, insured exposure aggregation levels, reinsurance levels and creditworthiness of our reinsurers, the investment portfolio, litigation and regulatory matters, technology and information security, capital considerations, acquisitions, growth plans and matters relating to leadership and succession.

In order to assist the Board in its responsibility to assess major risks, the Audit Committee is responsible for reviewing with management certain financial and business risk exposures and the steps management has taken to monitor and control such risk exposures, including the Company’s enterprise risk assessment and risk management policies and procedures. Throughout the year, the Audit Committee receives periodic reports from the Company’s Chief Risk Officer. The Audit Committee reports to the Board its assessment of the Company’s risk management policies and procedures.

Additionally, with respect to examining risks associated with the Company’s compensation programs, each year a committee comprised of a cross-section of officers of the Company conducts a review and risk assessment of the Company’s material incentive compensation plans. The results of this assessment are presented to the Compensation Committee in connection with the committee’s approval of the Company’s executive compensation plans for the upcoming year and are also reviewed by the committee’s independent compensation consultant. The results of the Compensation Committee’s risk assessment are also provided to the other members of the Board. For additional information, see “Risk Management and Compensation” in the Compensation Discussion and Analysis section beginning on page 36.

The NCGC is charged with, among other things, assessing with the Board risks associated with succession planning.

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Director Retirement Policy

It is the policy of the Board that a director submits his or her resignation and retires at the Annual Meeting of Shareholders following his or her attainment of age 72. Notwithstanding the foregoing, by a vote of the Board after completion of an individual director review and assessment process administered by the NCGC, the Board may decline to accept such resignation and (i) with respect to a director who has not served for ten complete annual meeting cycles at the time he or she would otherwise have first been required to retire, such retirement may be deferred for the longer of (X) five additional annual election cycles, or (Y) such number of additional terms such that, including terms previously served, the director will not have served in excess of ten complete annual election cycles; and (ii) with respect to a director whose service is not eligible for an extension under clause (i) above, such director’s retirement may be deferred on an annual basis up to the date of the Annual Meeting of Shareholders following his or her attainment of age 75. Any director whose retirement has been deferred in accordance with the foregoing shall again submit his or her resignation, effective at the end of such director’s term, for the Board’s consideration.

Mr. Angelini has reached the maximum mandatory retirement age under the Company's director retirement policy and, in accordance with the policy, the NCGC has accepted Mr. Angelini’s resignation. Mr. Angelini’s resignation will be effective at the end of his current term, which expires at the Annual Meeting. Additionally, in accordance with the director retirement policy, the NCGC has deferred Mr. Condron’s resignation. If he is re-elected, Mr. Condron’s resignation will be effective at the end of his new term, which would expire in 2019, subject to any additional extensions permitted under the director retirement policy.

Code of Conduct

The Company has adopted a Code of Conduct, which is applicable to all directors, officers and employees of the Company, including our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Conduct is available on the Company’s website at www.hanover.com under “About Us–Corporate Governance—Company Policies.” For a printed copy of the Code of Conduct, shareholders should contact the Company’s Corporate Secretary. The Company will disclose any amendments to the Code of Conduct (other than technical, administrative or non-substantive amendments), or waivers of provisions of the Code of Conduct for its Chief Executive Officer, Chief Financial Officer or Controller on its website within four business days following the date of such amendment or waiver.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     16

ITEM I

ELECTION OF DIRECTORS

The Board currently has twelve members and consists of three classes whose terms end in successive years. There are four nominees for election at the Annual Meeting. In order to comply with our director retirement policy, Mr. Condron is being nominated to serve for a one-year term expiring in 2019. Mses. Egan and Taggart and Mr. Bradicich are each being nominated to serve for a three-year term expiring in 2021.

Mr. Angelini has reached the maximum mandatory retirement age under the Company's director retirement policy and, in accordance with the policy, will retire from the Board at the Annual Meeting. Mr. Booth informed the Company that he will retire from the Board, effective immediately following the Annual Meeting, to devote more time to other professional endeavors. The Board has voted to reduce the size of the Board to ten, effective immediately following the Annual Meeting and the retirements of Mr. Angelini and Mr. Booth.

Directors serve until the expiration of their stated term and until their successor has been duly elected and qualified or until their earlier death, resignation, removal or disqualification.

All of the nominees have indicated their willingness to serve and, unless otherwise directed, it is intended that proxies received in response to this solicitation will be voted in favor of the election of each of the nominees.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required to elect director nominees. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

If a nominee who is currently serving as a director is not re-elected at the Annual Meeting, then under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who is nominated but fails to be re-elected is required to promptly tender his or her resignation to the Board, effective at the end of his or her current term. The NCGC will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not vote on the NCGC’s recommendation or the Board’s decision. Since Mr. Bradicich is a nominee whose current term does not otherwise expire at the upcoming Annual Meeting, were he not to receive the requisite vote at the Annual Meeting, his tendered resignation would not be effective until the end of his current term in 2020.

In the event that any of the nominees should be unavailable to serve as a director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board. Management has no reason to believe that any of the nominees will be unavailable to serve.

Information as to each nominee and as to directors continuing in office can be found under the section of this Proxy Statement entitled “Corporate Governance.”

The Board recommends a vote FOR each of the director nominees.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     17

ITEM II

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

Each year since our annual meeting in 2011, we have provided our shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers. At each meeting, our shareholders overwhelmingly approved the proposal, with more than 95% of the votes cast voting in favor of each proposal. As required by Section 14A of the Exchange Act, we are again seeking advisory shareholder approval of the compensation of our named executive officers, as disclosed in the section of this Proxy Statement entitled “Executive Compensation.” Shareholders are being asked to vote on the following advisory vote:

Voted:

That they approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material).

A substantial percentage of our named executive officers’ compensation is directly tied to stock performance and the attainment of financial and other performance measures that the Board believes promote long-term shareholder value and position us for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance-based compensation, the terms of our short- and long-term incentive compensation programs, and the weighting of variable compensation more heavily toward equity awards, are all designed to enable us to attract and retain top talent and align the interests of our executive officers with those of our shareholders, while balancing risk and reward. The Compensation Committee and the Board believe that the design of the programs, and the compensation awarded to the named executive officers under the current programs, fulfills these objectives.

Shareholders are urged to read the Compensation Discussion and Analysis section beginning on page 21, which discusses in detail how our compensation programs support our compensation philosophy.

Although the vote is non-binding, the Board and the Compensation Committee will consider the voting results in connection with their ongoing evaluation of the Company’s compensation programs. We currently intend to hold advisory votes on executive compensation annually. Accordingly, we anticipate that the next such vote will be held at the Company’s 2019 Annual Meeting of Shareholders.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of this proposal. Abstentions and broker non-votes, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote FOR the approval of this proposal.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     18

ITEM III

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent, external audit firm retained to audit the Company’s financial statements. The firm of PricewaterhouseCoopers LLP (“PwC”) has been appointed by the Audit Committee of the Board to serve as the Company’s independent, registered public accounting firm for 2018. PwC has been retained as the Company’s independent, external auditor since 1995 and, for a predecessor company, beginning in 1991. Representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

In order to assure continuing auditor independence, the Audit Committee periodically considers whether the Company should change its independent, external audit firm. Additionally, in conjunction with the mandated rotation of the PwC’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of PwC’s new lead engagement partner.

The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as the Company’s independent external auditor is in the best interests of the Company and its investors. For a discussion of the factors that the Audit Committee considered in retaining PwC for 2018, see the “Audit Committee” section on page 12. The Board is submitting the appointment of PwC as the Company’s independent, registered public accounting firm for 2018 to the shareholders for their ratification. The Audit Committee bears the ultimate responsibility for selecting the firm and will make the selection it deems best for the Company and its shareholders. Should the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider the appointment and may retain PwC or another accounting firm without resubmitting the matter to shareholders. Similarly, ratification of the selection of PwC as the independent, registered public accounting firm does not limit the Audit Committee’s ability to change this selection in the future.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of this proposal. Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote FOR the approval of this proposal.

Fees Incurred from PricewaterhouseCoopers LLP

The following table shows the fees paid or accrued for the audit and other services provided by PwC for 2017 and 2016:

	2017	2016

Audit Fees (1)	$4,230,596	$3,948,896
Audit-Related Fees (2)	118,000	212,284
Tax Fees (3)	243,845	288,973
All Other Fees (4)	32,279	19,604

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements, including the audit of the internal controls over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with statutory or other regulatory filings.

(2)	Audit-related fees consisted primarily of attestation services, services provided in connection with reviews by state insurance departments, and other consulting services.
(3)	Tax fees consisted of tax services and consulting related to legal entity restructuring undertaken by the Company.
(4)	Other services included miscellaneous consulting services, purchased software and miscellaneous data analytics.

Fees and Pre-Approval Policy

The Audit Committee is responsible for overseeing and approving the audit fee negotiations associated with the Company’s retention of PwC. In addition, the Audit Committee is required to pre-approve all services performed by the independent auditor. At the beginning of each annual audit cycle, the Audit Committee pre-approves certain categories of audit, audit-related and other services, but such projects within these categories with fees greater than or equal to $250,000 must be specifically approved.

The Chair of the Audit Committee (or, in his absence, any other member of the Audit Committee) has the authority to pre-approve other audit-related and non-audit services to be performed by the independent auditors and associated fees, provided that such services are not otherwise prohibited and any decisions to pre-approve such services and fees are reported to the full Audit Committee at its next regular meeting. During 2017, the Audit Committee reviewed and pre-approved all services performed by the independent auditor, including non-audit services, in accordance with the policy set forth above. The Audit Committee reviews and considers aggregate fees for all audit-related and non-audit services compared to the overall audit fee in assessing the independence of PwC.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     19

Audit Committee Report

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management the audited financial statements of the Company.

Review of Financial Statements and Other Matters with Independent Auditors

An integral part of the audit process is to ensure that the Audit Committee receives information regarding the scope and results of the audit. Various communication requirements pertaining to the conduct of an audit exist to enhance the information flow and to assist the Audit Committee in discharging its oversight responsibility. In this regard, the Audit Committee discussed with the Company’s independent, registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Auditing Standards No. 16, Communication with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also received written disclosures and a letter from PricewaterhouseCoopers LLP regarding its communications with the Audit Committee concerning independence from the Company, pursuant to applicable requirements of the PCAOB, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee considered and determined that the provision of the non-audit professional services approved by the Audit Committee in 2017 is compatible with PricewaterhouseCoopers LLP’s maintaining its independence from the Company.

Responsibility and Oversight

Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal control over financial reporting. PricewaterhouseCoopers LLP, as our independent, registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity, in all material respects, of the annual financial statements with generally accepted accounting principles in the United States and expressing an opinion on the effectiveness of our internal control over financial reporting as of the end of the fiscal year. In performing their oversight responsibility, the members of the Audit Committee rely, without independent verification of the information provided to them, on the representations made by management and PricewaterhouseCoopers LLP.

Recommendation that Financial Statements be Included in the Annual Report

Based on the reviews and discussions referred to above and relying thereon, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Other Matters

The Audit Committee satisfied its responsibilities under its Charter for the year 2017. For additional information on the duties and responsibilities of the Audit Committee, see the sections entitled “Related-Person Transactions” (page 10), “Board Committees – Audit Committee” (page 12), and “Board’s Role in Risk Oversight” (page 15) of this Proxy Statement.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

February 20, 2018

AUDIT COMMITTEE

Joseph R. Ramrath, Chair

Michael P. Angelini

Jane D. Carlin

Michael D. Price

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     20

EXECUTIVE COMPENSATION

Note Regarding Non-GAAP Financial Measures - The discussion of our results in this CD&A includes a discussion of our operating income (pre-tax) and ex-cat operating income. Each of these financial measures is a non-GAAP financial measure. Reconciliations to the most directly comparable GAAP measure and/or explanations of how we calculate these measures are contained in Appendix B to this Proxy Statement, which is incorporated herein by reference.

Compensation Discussion and Analysis (“CD&A”)

The Compensation Committee (the “Committee”), in consultation with the Board’s Committee of Independent Directors (the “CID”), is responsible for reviewing and establishing our executive compensation programs. More specifically, the Committee is responsible for approving the compensation for our executive officers, including those identified in the Summary Compensation Table on page 39 (our “named executive officers,” or “NEOs”), subject, in the case of our CEO, to ratification by the CID. Although this discussion and analysis refers principally to compensation of our NEOs, the same general compensation principles and practices apply to all our executive officers.

Leadership Transition

During October 2017, we announced that John C. Roche had been promoted to President and Chief Executive Officer, succeeding Joseph M. Zubretsky, who resigned to pursue a career opportunity outside the property and casualty insurance industry.  In connection with his promotion, the Board made adjustments to both Mr. Roche’s base salary and target short-term incentive compensation award, each pro-rated to reflect his tenure as CEO during 2017 and described below under “Management Transition Arrangements. ” In recognition of the fact that Mr. Roche did not become President and CEO until November and that he received a supplemental equity award in May, the Board deferred any further adjustments to his compensation until February 2018, the time of the year it ordinarily makes its annual compensation decisions. Accordingly, Mr. Roche’s 2017 total compensation is not representative of the total compensation for our CEO. As a result, where appropriate, when we discuss the 2017 compensation for our CEO in this CD&A, we refer to the compensation for Mr. Zubretsky, and where we otherwise refer to the compensation with respect to all other NEOs, we include Mr. Roche’s compensation in such analysis. We believe this approach provides a representative view of our pay programs with respect to our executive team.

Executive Summary and Overview

Fiscal 2017 Highlights

While in part muted by unusually large catastrophe losses, our 2017 performance was strong, with significant contributions from virtually every component of our business. Highlights include:

•	Net Income – net income of $186.2 million;
•	Operating Income (pre-tax) – operating income of $336.3 million;
•	Ex-Cat Operating Income – ex-cat operating income of $718.9 million;
•	Stock Price Appreciation – the price of our Common Stock increased by 18.8%;
•	Dividend Yield – increased our quarterly dividend by 8.0% to $0.54 per share, or $2.16 annualized;
•	TSR – total shareholder return of 59.8% (assuming reinvestment of dividends) for the three-year period ending on December 31, 2017;
•	Net Premium Written – approximately 5.5% increase in net premium written;
•	Book Value – book value per share increased by 4.7%;
•	Industry Recognition – recognized by Forbes as one of “America’s Best Midsize Employers” for a third straight year; and
•	Strategic Objectives – executed on several major strategic priorities, as discussed under “2017 Executive STIP” below.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     21

2017 Pay Decisions

During 2017, we maintained our commitment to “pay for performance,” and continued to emphasize variable compensation over fixed pay. To that end, during 2017:

Variable Compensation Opportunity- As described in "2017 NEO Pay Mix" below: Approx. 65% of variable compensation is long-term equity tied to st ock performance Approx. 35% of variable compensat ion is cash t ied to performance Short-Term Incentive Plan - As described in "Short-Term Incentive Compensation" below, strong underlying performance, but recognition of the impact of catastrophes, resulted in payment at 95% of target Target•---+ +--- Payout PBRSU Payout - Three-year total shareholder return of59.8% (assuming reinvestment of dividends) resulted in performance in the 64'h percentile as compared to a pre-identified set of peers, and accordingly, our performance-based restricted stock units ("PBRSUs") for the 2015-2017 period being earned at approximately 129% of target Target---+ +--- Payout NEO Variable Compensation = nearly 74% of total target compensation package

Additionally, our compensation decisions reflect, in part, the overwhelming support our shareholders have expressed by approving our “say on pay” proposals. In each year since we began holding an annual “say on pay” vote, more than 95% of the shares cast on these proposals have been voted in favor of our executive pay programs and practices.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     22

2017 NEO Pay Mix

The following charts represent the 2017 pay mix for Joseph M. Zubretsky, who served as our CEO until November 2017, and our other NEOs as a group (including Mr. Roche, who later succeeded Mr. Zubretsky), expressed as a percentage of total target compensation opportunity for the year.

*Includes supplemental equity sign-on award for Mr. Salvatore

Relationship Between Pay and Performance

One of the primary objectives in the design and implementation of our executive compensation programs is to ensure that a meaningful relationship exists between the compensation earned by our executives and the overall success of our organization. This objective, however, must also be weighed against other important considerations, such as the importance of rewarding individual achievement, recognizing the longer-term value of achieving strategic and operating objectives, attracting and retaining key executives and maintaining stability in our organization. To that end, when making compensation decisions, the Committee also considers events or circumstances that we have limited ability to manage, such as unusual weather-related losses and catastrophes. To achieve these objectives, we design our executive compensation programs to include what we believe is an appropriate mix of fixed versus variable compensation elements.

Over the past three years, variable compensation opportunities (long-and short-term incentive target awards) have comprised nearly three-quarters of our NEOs’ total target annual compensation opportunity, nearly two-thirds of which has been in the form of long-term equity awards tied to stock price performance. We believe tying such a large portion of our NEOs’ target compensation opportunity to variable compensation, while providing competitive levels of base salary, strikes an appropriate balance and has resulted in a meaningful relationship between our performance over the period and pay actually earned and realized by our NEOs.

To demonstrate the relationship between pay and performance, compensation consultants and proxy advisory firms have promoted the use of various “realized,” “realizable” or “earned” pay formula analyses. We believe such analyses are useful and may serve as valuable tools to measure the effectiveness of our compensation program design, but we recognize that no standard definition of “realized,” “realizable” or “earned” pay has emerged, and each variation utilized by consultants and proxy advisory firms has significant limitations. Accordingly, rather than devise and illustrate alternative formulaic measures, we believe an examination of variable compensation earnings over the past three years sufficiently demonstrates the connection between our overall performance and the amounts earned by our NEOs.

By most measures, we have demonstrated very strong performance over the past three years. During this period, we achieved high levels of operating income, our stock price appreciated 52%, our annual dividends paid per share increased 21% ($1.69 per share in 2015 to $2.04 per share in 2017; $2.16 annualized following the fourth quarter increase), and we returned $511.5 million to shareholders in the form of stock buy-backs and dividend payments. Moreover, we significantly strengthened our balance sheet and continued to diversify our business across product lines and geographies. In addition to our financial performance, we executed on several key strategic priorities, including a thoughtful examination and, where appropriate, reduction of expenses, an enhanced

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     23

focus on innovation, and we managed through the transitions of our CEO and CFO. We believe that our executive compensation programs over this period appropriately rewarded our executives for the value generated for our shareholders.

Short-Term Incentive Compensation Awards

Year	Performance Measure Targets	Actual Results / Percent of Target	Payout Relative to Target Award

2015	Operating Income - $445M - $485M Ex-Cat Operating Income - $680M - $720M Pre-Established Strategic Priorities	$465.6M - 100% $646.9M - 92% Achieved	100%
2016	Operating Income - $455M - $495M Ex-Cat Operating Income - $705M - $745M Pre-Established Strategic Priorities	$322.8M - 52% $447.9M - 0% Achieved	51%*
2017	Operating Income - $468M - $508M Ex-Cat Operating Income - $681M - $721M Pre-Established Strategic Priorities	$336.3M - 53% $718.9M - 100% Achieved	95%

*

Although underlying financial results were strong, funding level for NEOs was significantly impacted by net unfavorable prior year loss and loss adjustment expense development from domestic operations of $174.1 million during the fourth quarter of 2016.

Long-Term Incentive Compensation: PBRSUs with Performance Periods Ending in 2015, 2016 and 2017

Year Ended	Target (100%)	3-Year Total Shareholder Return	Relative Total Shareholder Return	Payout

2015	Three-Year Relative Total	133.81%	96th Percentile	150%
2016	Shareholder	62.48%	79th Percentile	150%
2017	Return at the 50th Percentile	59.81%	64th Percentile	129%

Long-Term Compensation: Options Granted in 2015, 2016 and 2017*

		FY End 2015		FY End 2016		FY End 2017
Year of Option Award	Option Exercise Price	THG Closing Price	Intrinsic Value per Option	THG Closing Price	Intrinsic Value per Option	THG Closing Price	Intrinsic Value per Option

2015	$70.24	$81.34	$11.10	$91.01	$20.77	$108.08	$37.84
2016	$82.74	N/A		$91.01	$8.27	$108.08	$25.34
2017	$91.19	N/A				$108.08	$16.89

*	Table does not reflect off-cycle awards made in connection with Mr. Zubretsky’s and Mr. Farber’s hiring in 2016 and Mr. Salvatore’s hiring in 2017.

Other Significant Compensation Practices

✓

Equity Awards – our long-term awards for NEOs have historically been granted exclusively in the form of equity-based awards, ensuring that the value of such awards at realization is tied to our stock price and aligned with shareholder interests;

✓

Vesting – our long-term equity incentives, including performance-based incentives, generally vest over a period of three years to ensure that our executives maintain a longer-term view of shareholder value creation and to encourage retention;

✓

Maximum Payout Caps – our variable short- and long-term incentive plans are capped at a maximum payout level, and the Committee retains negative discretion to reduce or eliminate payments to NEOs under the annual short-term incentive compensation program;

✓

Clawback Policy – we maintain a clawback policy that requires NEOs, in certain circumstances, to return cash and equity incentive compensation payments if our financial statements are restated as a result of their wrongdoing. Additionally, the terms of our equity award agreements require the executive to return the value received upon vesting of such

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     24

award in the event the executive breaches certain non-solicitation, non-interference or confidentiality provisions or otherwise violates our Code of Conduct;
✓	Limited Perquisites – we provided limited perquisites to our executives;
✓

Prohibition on Pledging/Hedging – executives and directors are prohibited from pledging any of their THG shares or hedging their exposure to ownership of, or interests in, our stock and from engaging in speculative transactions with respect to our stock;

✓

Stock Ownership Guidelines – we require our executives to maintain substantial levels of ownership of our stock to ensure that their interests are effectively aligned with those of our shareholders (see “Stock Ownership Guidelines for Named Executive Officers and Directors” on page 5);

✓	Contractual Protections for the Company – every executive is subject to non-solicitation, non-interference and confidentiality agreements that extend one year or more beyond termination of employment;
✓	No Re-pricing of Stock Option Grants – we have never re-priced stock option grants;
✓

Limited Tax Gross-Ups – none of our NEOs (other than Mr. Huber whose terms of participation in the plan have not changed since the plan was adopted in 2008) are entitled to receive a “280G tax gross-up” payment under our Employment Continuity Plan (the change in control or “CIC Plan”); and

✓

“Double Trigger” for Change in Control Benefits – our CIC Plan and our long-term award agreements each contain “double trigger” provisions that require an involuntary or constructive termination of employment in connection with a change in control as a condition to receiving change in control benefits.

In summary, our performance and, with respect to long-term awards, our stock price, have a significant impact on our NEO compensation. The Committee continues to grant target compensation at levels that it believes are appropriate in light of current circumstances, but actual compensation is, and is expected to continue to be, highly dependent on our financial performance and stock price appreciation.

Executive Compensation Policy and Objectives

The overall objectives of our executive compensation programs are to:

•	attract and retain qualified, high-performing individuals who will contribute to our continued success;
•	balance risk and reward and tie a significant portion of compensation to overall performance;
•	motivate executives to achieve our financial and business objectives; and
•	align the long-term interests of our executives with those of our shareholders.

Each component of compensation is intended to achieve particular objectives, and the entire compensation package is designed to align with our business strategy and be reasonably competitive in the marketplace. Although we do not have a policy for a fixed allocation between either cash and non-cash or short-term and long-term incentive compensation, we design our NEO compensation packages with greater emphasis on variable compensation tied to performance rather than base salary, and a significant portion of total target compensation is in the form of long-term, equity-based awards, which are subject to substantial vesting requirements and the value of which are dependent on our stock performance. This approach is intended to balance short- and long-term performance goals and promote shareholder value.

Setting Executive Compensation

Use of Compensation Consultants and Comparative Data

In evaluating our executive compensation programs, the Committee is advised by its independent compensation consultant, F.W. Cook, as discussed in the Corporate Governance section beginning on page 12. F.W. Cook provides information as to compensation levels for comparable positions at other companies that compete with us for executive talent. For 2017, this data was prepared based upon the publicly disclosed proxy statements of the group of property and casualty insurance companies listed below (the “Comparative Proxy Data” and such companies, the “Comparative Proxy Data Companies”) and market pay data collected from the Mercer U.S. Property & Casualty Insurance Company Survey (size-adjusted data collected from 56 property and casualty insurance companies) (the “Comparative Market Data”). The Comparative Proxy Data Companies were determined by the Committee based upon the recommendation of F.W. Cook. For 2017, The Chubb Corporation was removed due to its merger with ACE Limited, and HCC Insurance Holdings, Inc. was removed due to its acquisition by Tokio Marine.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     25

Comparative Proxy Data Companies

• Alleghany Corporation	• Selective Insurance Group, Inc.
• American Financial Group, Inc.	• State Auto Financial Corporation
• Cincinnati Financial Corporation	• The Hartford Financial Services Group, Inc.
• CNA Financial Corporation	• The Progressive Corporation
• Markel Corporation	• White Mountains Insurance Group, Ltd.
• Mercury General Corporation	• W.R. Berkley Corporation
• Old Republic International Corporation	• XL Group plc

The Committee reviews the Comparative Proxy Data and the Comparative Market Data, including information on base salary levels, target and actual total cash levels, long-term incentive opportunities and target and actual total compensation levels, as well as comparative financial metrics, such as direct premium written, market capitalization, and net income. While the Committee believes the Comparative Proxy Data and the Comparative Market Data are useful, such data is intended solely to serve as one of several reference points to assist the Committee in its compensation discussions and deliberations. Accordingly, rather than relying on or setting benchmarks for our executive compensation against such data, the Committee instead relies on the general knowledge, experience and judgment of its members, both with regard to competitive compensation levels and the relative success that we have achieved in recruiting and retaining personnel.

Role of Executive Officers in Compensation Decisions and CEO Performance Review

Committee meetings are regularly attended by our CEO, General Counsel, Chief Human Resources Officer and our Chairman of the Board (who is an independent director, but not a Committee member), as well as a representative of F.W. Cook. Each individual generally participates in these meetings and provides counsel and advice at the Committee’s request. Other independent directors also attend meetings from time to time. In addition, the Committee regularly meets in executive sessions without members of management present. An executive is not permitted to be present while the Committee conducts its deliberations on that executive’s compensation.

Following a process that was established by the Nominating and Corporate Governance Committee (the “NCGC”) and the Board, our independent Chairman of the Board leads an annual performance review of the CEO. This review includes discussions with directors and officers, and a review of the CEO’s self-assessment and of our financial and operational performance. The results of this performance evaluation are reviewed and discussed by the CID. Preliminary or final results of this review process help form the basis for establishing the CEO’s annual compensation package. The CID has final authority to ratify the compensation of our CEO.

For compensation decisions regarding NEOs (other than the CEO), the Committee primarily considers the recommendations of our CEO, its own observations regarding each executive, as well as information provided by F.W. Cook.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     26

 Principal Components of Executive Compensation

Base Salary paid bi-weekly throughout 2017 Short-Term Incentive - based on 2017 Company and individual performance. l ump sum paid in March 2018. long-Term Incentive -Performance-Based Restricted Stock Units. Cliff vest in 2020* long-Term Incentive - Non-Qualified Stock Options. 1/3 of the award vests on the first three anniversaries of grant 2019 Options have a 10- year term (2027)

*

The number of performance-based restricted stock units that settle will be based on the Company’s three-year relative total shareholder return over the performance period (2017-2019). Mr. Roche’s supplemental award and Mr. Salvatore’s new-hire awards are not included above because they were outside of our annual executive compensation program. For additional information on these awards, please see “Supplemental Award to Mr. Roche” and “Salvatore Long-Term Awards” on page 33.

Annual Base Salary

Annual base salary is designed to provide a fixed level of compensation to our NEOs based on their roles, skills, qualifications and competitive pay levels based upon the Comparative Proxy Data and Comparative Market Data, as well as to attract and retain employees. Base salary, however, is only one of several different components of an executive’s total compensation package and makes up a significantly smaller portion of total target compensation than the short- and long-term incentive opportunities described below.

2017 Base Salary Rate

NEO	2017 Base Salary ($)	% Change

John C. Roche	850,000	75
President and CEO
Jeffrey M. Farber	650,000	—
EVP and CFO
Bryan J. Salvatore	510,000	N/A
EVP and President, Domestic Specialty
J. Kendall Huber	550,000	8
EVP and General Counsel
Richard W. Lavey	515,000	21
EVP and President, Hanover Agency Markets
Former Officers

Joseph M. Zubretsky	1,000,000	—
Former President and CEO

With respect to Messrs. Roche and Lavey, each had two adjustments to base salary during 2017.  Mr. Roche’s annual base salary was initially adjusted in February from $485,000 to $530,000, and then adjusted in November to $850,000.  The adjustments were made in connection with Mr. Roche’s promotions to President, Hanover Agency Markets and subsequently to President and Chief Executive Officer.  Mr. Lavey’s annual base salary was initially adjusted in February from $425,000 to $450,000 and then adjusted in November to $515,000.  The adjustments were made in connection with Mr. Lavey’s promotions to Chief Growth Innovation Officer and subsequently to President, Hanover Agency Markets.  With respect to Mr. Huber, his annual base salary

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     27

adjustment from $510,000 to $550,000 was deemed warranted in light of his expertise and experience, the breadth of his responsibilities and market compensation levels. For Mr. Salvatore, his annual base salary level was established by the Committee at the time he was hired, in part, to attract him to join the Company. See “Management Transition Arrangements” below for additional details.

Short-Term Incentive Compensation

Our short-term incentive compensation programs are annual performance-based bonus programs intended to provide cash compensation opportunities for our NEOs. Opportunities are generally targeted at a percentage of annual base salary, based on each NEO’s role, competitive pay levels based upon the Comparative Proxy Data and Comparative Market Data and overall pay package. Specifically, these programs are designed to motivate and reward:

•	achievement of annual targeted financial goals;
•	overall contribution to the Company;
•	achievement of annual operating business goals and strategic priorities that are linked to overall corporate financial results and other business priorities; and
•	demonstration of core leadership competencies.

The 2017 Executive Short-Term Incentive Compensation Program (“2017 Executive STIP”) was our annual performance-based short-term incentive compensation program for our NEOs (other than Mr. Salvatore, whose 2017 short-term incentive compensation award was established pursuant to the terms of his offer letter (see “Management Transition Arrangements” below for additional details)). Since Mr. Zubretsky terminated employment mid-year, he was not entitled to payment of a 2017 Executive STIP award.

The 2017 Executive STIP was intended to comply with the “qualified performance-based compensation” requirements of Section 162(m) (as in effect at the time it was established) and thereby, to the extent it so qualifies, enable bonuses paid to our NEOs under it to be treated as tax deductible by the Company. The 2017 Executive STIP was established by the Committee pursuant to the shareholder-approved 2014 Executive Short-Term Incentive Compensation Plan. Under the 2017 Executive STIP, a maximum funding pool for annual awards (“Maximum Funding Pool”) is determined in accordance with the level of achievement of a pre-determined performance metric. For 2017, the Maximum Funding Pool for awards to our NEOs was set at 2% of 2017 ex-cat operating income, and the maximum award payable under the 2017 Executive STIP to each NEO was equal to the lesser of (i) 14% of the Maximum Funding Pool (30% for Mr. Zubretsky), or (ii) 200% of the NEO’s target award.

2017 Short-Term Incentive Compensation Target Awards

NEO	Target Award as a % of Base Salary Rate

John C. Roche	110%
President and CEO
Jeffrey M. Farber	100%
EVP and CFO
J. Kendall Huber	75%
EVP and General Counsel
Richard W. Lavey	75%
EVP and President, Hanover Agency Markets
Former Officers

Joseph M. Zubretsky	140%
Former President and CEO

In February 2017, the target awards for Messrs. Roche and Lavey were increased from 65% of base salary to 75% of base salary. For Mr. Roche, this increase was made in connection with his promotion to President, Hanover Agency Markets, and for Mr. Lavey, this increase was made in connection with his promotion to Chief Growth Innovation Officer. Upon his subsequent promotion to President and CEO, Mr. Roche’s target award was increased to 110% of his base salary rate. For 2017, this increase in his target award, and the annual base salary rate against which it is applied, were both pro-rated to reflect his tenure as CEO during the year.

The Committee has discretion, subject to the maximum amounts described above, to determine the individual bonus amount to be paid to each NEO. The Committee does not intend for the Maximum Funding Pool to represent an expectation as to the amounts to be paid to the NEO. Rather, an individual NEO’s actual award under the 2017 Executive STIP is determined after considering:

•	the NEO’s target award;
•	the funding level achieved under the Annual Bonus Plan, as discussed below;
•	our financial performance and success in achieving other financial, operating and strategic goals;

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•	historical compensation awards; and
•	the executive’s overall performance and contribution.

For 2017, the maximum funding available for Messrs. Roche, Farber, Huber and Lavey under the plan was $3.6 million. Because the maximum funding level under the plan produced a larger funding pool than the Committee determined was appropriate, the Committee awarded less than the maximum amount available to be awarded under the plan.

In determining the individual awards for our NEOs, for 2017, the Committee primarily considered:

•	the funding level achieved under the Annual Bonus Plan; and
•	each NEO’s overall individual performance.

Each of these is described below.

The funding level achieved under the Annual Bonus Plan. The Annual Bonus Plan is a performance-based bonus program that provides incentive cash compensation opportunities to key U.S. officers and employees, excluding our NEOs. For 2017, potential funding under the Annual Bonus Plan ranged from 0% to a maximum of 200% of target based on the following three equally weighted performance components: (i) as-reported operating income (pre-tax); (ii) ex-cat operating income; and (iii) the strategic objectives discussed below. The Committee chose this combination of performance metrics because these are the primary measures by which the Board evaluates our financial and operating performance. Achievement of these performance metrics is expected to enhance our stock value and shareholder returns in both the short- and long-term. However, the Committee expressly retains the discretion to increase or decrease the funding pool and individual awards based upon any factor it deems appropriate. Set forth below are the operating income and ex-cat operating Income levels required to obtain threshold, target and maximum funding levels for the plan:

Funding Level	Operating Income (in millions)	Ex-Cat Operating Income (in millions)

Threshold (50% Funding)	$328	$477
Target (100% Funding)	$468 - $508	$681 - $721
Maximum (Up to 200% Funding)	$660	$937

The minimum level of operating income and ex-cat operating income required to achieve target funding levels was increased by $13.0 million (2.9%) and decreased by $24.0 million (3.4%), respectively, over the prior year targets, and were $145.2 million (45%) and $233.1 million (52%), respectively, above the actual levels achieved in 2016.  Targets established for 2017 were set to reflect the Company’s anticipated increased earnings power (particularly in light of reserve adjustments in 2016), a challenging global market environment and planned strategic investments, as well as our desire to set goals, that while reasonably obtainable, represent a legitimate and meaningful challenge to the organization.

During 2017, operating income was $336.3 million and ex-cat operating income was $718.9 million. Accordingly, under the formula set forth in the Annual Bonus Plan, these two funding components of the program were achieved at 53% and 100% of target, respectively.

In addition to the financial metrics discussed above, for 2017, the following strategic objectives were considered:

Strategic Objective	Measure of Achievement

• Develop strategic opportunity areas (SOAs) aimed at penetration with our core businesses, specialty lines growth and innovation

•     SOAs funded, implemented and delivering against metrics

•     Launched new business initiatives, including Life Sciences and expansion of Personal Lines into Pennsylvania

•     Launched Chaucer Dublin

•     Acquisition of SLE Holdings, an Australian managing general agent

•     Strengthened consolidations pipeline

•     Completed renewal rights transaction for Encompass’ Massachusetts Personal Lines business

• Design and implement new organizational structure to support strategic initiatives

•     Successful transition to new CEO

•     Successful implementation of new organizational structure

•     Continued improvement in succession planning and management “bench strength”

•     Developed and launched Hanover 2021 Strategy

•     Recruited new domestic Specialty Lines leader

•     Rollout of Company’s “Mission, Vision and Values”

•     Named to list of “America’s Best Midsize Employers” by Forbes Magazine

•     Continued high level employee engagement, including with respect to community service matters

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Strategic Objective	Measure of Achievement

• Optimize enterprise performance	• Enterprise-wide expense reduction project targeting $65 million in annual expense savings, a portion of which was re-deployed to innovation, technological and business initiatives
• Enhance focus on technology and business innovation to improve business performance

•     Completed initial build out of micro Commercial Lines product/platform with first policy written in October 2017

•     Completed connectivity to on-line mortgage originator/agent and agent embedded in high-end auto dealership

•     Enhanced underwriting and risk selection insights through exploratory research and development, including telematics pilots, sensory technology and exploration of predictive modeling

•     Piloted new technologies in claims, including drones, mobile apps and robotics, to gain efficiencies and improve customer experience

• Effective communications to all constituents (employees, investors, agents, policyholders, rating agencies, etc.)

•     Communication and rollout of the Hanover 2021 Strategy

•     Successful Investor Day and post-Investor Day outreach

•     Ranked #2 of 24 for best Mid-Cap Investor Day by Institutional Investor Magazine

•     Established “The Council”, a team comprised of our top fifty senior leaders tasked in part to improve enterprise collaboration and communication

After reviewing the Company’s performance in 2017, the Committee determined that the strategic objectives described above had been achieved at significantly above target levels, and based upon consideration of all three performance metrics and other factors, including domestic performance, the transition in leadership, the extraordinary level of catastrophe losses (especially at Chaucer), determined to fund the Annual Bonus Plan for domestic participants, including for senior officers, at 95% of target.  This funding level was the primary reference point for determining individual NEO awards under the 2017 Executive STIP since the Committee intends that the percentage of target paid to NEOs, generally, be comparable to the percentage paid to senior officer participants under the Annual Bonus Plan.

NEO’s overall individual performance. An important factor in determining the level of payment to our NEOs under the 2017 Executive STIP is the Committee’s evaluation of each NEO’s overall performance within his area of responsibility. Set forth below are various contributions and accomplishments considered by the Committee in its evaluation of the overall individual performance of Messrs. Roche, Farber, Huber and Lavey.

John C. Roche

•	successfully transitioned to President and CEO;
•

effectively managed Hanover Agency Markets, producing strong financial results ($177.9 million of operating income in Commercial Lines and $159.2 million of operating income in Personal Lines) and significant growth in net premium written (8.3% in Personal Lines and 4.3% in Commercial Lines);

•	designed and implemented a new Agency Markets organizational structure to support longer-term strategic priorities; and
•

provided leadership and support to enterprise-wide priorities including, the expense management initiative, establishment of new governance and operating cadence and development of innovation capabilities.

Jeffrey M. Farber

•	led effective corporate finance and financial reporting group;
•	enhanced enterprise performance management through effective governance, development and management of capital and use of evolved internal processes;
•	led enterprise-wide expense initiative improving expense management discipline, resulting in expense savings of over $65 million in 2017;
•	enhanced global enterprise risk management process, focus areas and reporting; and
•	improved communications and messaging to external constituencies, including rating agencies, analysts and investors.

J. Kendall Huber

•	managed legal and compliance organization within budget, and supported various regulatory, compliance, legal and related matters;
•	provided counsel and advice to the Board and management with respect to leadership transition and various human resources, corporate, investor relations and finance matters;
•	contributed to enterprise-wide expense initiative and development of corporate strategy;
•	advised the Board and management with respect to corporate governance matters; and
•	supported domestic and Chaucer capital and transactional matters.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     30

Richard W. Lavey

•

led assessment and implementation of several innovation-related strategic initiatives, including the launch of the Growth Innovation Unit, establishment of the framework and foundation for an enterprise-wide innovation culture, and enhancing the innovation roadmap for Personal Lines;

•	led development and implementation roadmap for micro Commercial Lines product/platform strategy; and
•	led development, execution and communication strategy related to Hanover 2021.

The 2017 Executive STIP awards were as follows:

NEO	Award ($)

John C. Roche	465,000
Jeffrey M. Farber	617,500
J. Kendall Huber	400,000
Richard W. Lavey	328,500

Pursuant to the terms of his offer letter, Mr. Salvatore’s 2017 short-term incentive compensation award was fixed at 70% of his annual base salary ($357,000), and such amount was paid at the same time as the 2017 Executive STIP awards were paid to the other NEOs. For Mr. Salvatore, his 2017 award was established by the Committee, in part, to attract him to join the Company. See “Management Transition Arrangements” below for additional details.

Long-Term Incentive Compensation

Our long-term incentives are designed to:

•	encourage management to achieve long- and short-term goals, invest in our future and avoid short-term excessive risk taking;
•	align management’s financial incentives with our stock price and the longer-term financial interests of shareholders; and
•	recruit and retain key leaders.

Factors considered in determining our NEOs’ award opportunities under the long-term program include:

•	the importance of the NEO’s responsibilities within the organization;
•	the expected contributions of each NEO to our long-term performance;
•	the expense attributable to the award;
•	the dilutive impact to shareholders;
•	recruitment and retention considerations;
•	awards made to other executive officers;
•	competitive pay data;
•	the value of prior compensatory awards;
•	historical compensation; and
•	the projected value of prior grants and vesting schedules.

As a condition to each long-term incentive compensation award, each participant must agree to certain non-solicitation, non-interference and confidentiality provisions in our favor.

2017 Long-Term Awards

Apart from a one-time award granted to Mr. Roche, and Mr. Salvatore’s new hire awards, each described in greater detail below, the 2017 long-term awards for our NEOs were comprised of a combination of performance-based restricted stock units (“PBRSUs”) and stock options. To further reinforce the connection between each NEO’s award and THG’s overall success, we eliminated the use of time-based restricted stock units (“TBRSUs”) for our NEOs in our annual program.

The mix of awards for our NEOs is intended to provide a balanced portfolio of equity awards and was chosen to motivate long-term stock appreciation through the achievement of operating goals, while encouraging retention. Long-term awards serve to align management’s financial incentives with longer-term, sustained growth in our stock price, and are subject to multi-year vesting periods to encourage both retention and a longer-term stake in our well-being and prosperity.

In 2016, Mr. Zubretsky received two separate long-term awards of equal value: (i) his customary annual award, and (ii) a one-time “sign-on award” in connection with his hiring.  In 2017, Mr. Zubretsky received only his customary annual award.  Accordingly, his aggregate target award was approximately 50% smaller than in 2016. For Mr. Farber, his 2016 award reflected that he would be employed by the Company for only a fraction of that year. The increase in his 2017 target award reflects a full year of employment, and to a lesser extent, an adjustment to recognize his increased responsibility within the organization. The adjustments to the annual awards for Messrs. Roche, Huber and Lavey were in recognition of the experience and expertise of each such individual, the assumption by each of increased responsibilities and their overall importance and value to the organization.

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2017 Long-Term Awards (Number of Shares Underlying Awards)

NEO	PBRSUs (target)	TBRSUs	Options

John C. Roche	3,705	3,675	25,695
Jeffrey M. Farber	7,405	—	51,375
Bryan J. Salvatore	5,150	3,430	38,360
J. Kendall Huber	4,115	—	28,545
Richard W. Lavey	2,880	—	19,980

Former Officers

Joseph M. Zubretsky*	16,450	—	114,165

*	All awards granted in 2017 were forfeited in connection with Mr. Zubretsky’s separation from the Company.

Description of 2017 Performance-Based Restricted Stock Units (the “2017 PBRSUs”)

Except with respect to Mr. Salvatore’s awards, which are described in greater detail below, the 2017 PBRSUs:

•

are earned only to the extent that our three-year (2017-2019) total shareholder return as compared to the companies that comprise the PBRSU Comparison Group set forth below (“Relative Total Shareholder Return” or “RTSR”) places our performance above a certain percentile;

•	may be achieved between 0% and 150% of the target award, based upon the level of RTSR achieved; and
•	are subject to a three-year time-based “cliff” vesting requirement (assuming achievement of performance goals, PBRSUs vest on the third anniversary of the grant date).

The table below sets forth the level of RTSR required to achieve various payouts under the program:

RTSR	Percentage of Target Award Achieved†

≥75.0th %tile	150%
62.5th %tile	125%
50.0th %tile	100%
37.5th %tile	75%
25.0th %tile	50%
<25.0th %tile	0%

†

In the event that our total shareholder return is negative for the period, payout is capped at target even if our RTSR is above the 50th percentile. If RTSR falls below the 25th percentile, but our total shareholder return exceeds our three-year compounded dividend yield during the period, payout will equal 25% of target.

PBRSU Comparison Group

• Allied World Assurance Company Holdings, AG	• Old Republic International Corporation
• American Financial Group, Inc.	• OneBeacon Insurance Group Ltd.
• American International Group Inc.	• ProAssurance Corporation
• Argo Group International Holdings Ltd.	• RLI Corp.
• Chubb Limited	• Safety Insurance Group, Inc.
• Cincinnati Financial Corporation	• Selective Insurance Group, Inc.
• CNA Financial Corporation	• State Auto Financial Corporation
• Donegal Group Inc.	• The Allstate Corporation
• EMC Insurance Group Inc.	• The Hartford Financial Services Group, Inc.
• Employers Holdings, Inc.	• The Navigators Group, Inc.
• Horace Mann Educators Corporation	• The Progressive Corporation
• Infinity Property and Casualty Corporation	• The Travelers Companies, Inc.
• Kemper Corporation	• United Fire Group Inc.
• Markel Corporation	• W.R. Berkley Corporation
• Mercury General Corporation	• XL Group plc

We chose the 30 companies listed above because we believe these companies are most representative of the companies against which we compete for business. This list is the same as the one used for the 2016 PBRSUs. Although most of the companies that comprise our Comparative Proxy Data Companies are also included in this list, that group of companies was specifically chosen because it is representative of the public companies against which we compete for executive talent.

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The Committee chose RTSR as the performance metric with respect to PBRSUs to further align our NEOs’ interests with those of our shareholders, to encourage a focus on long-term share price performance and to include a metric that explicitly measures our performance against other public companies in our industry.

Description of Stock Options

Each stock option has a ten-year term and, provided the NEO remains employed by us through the applicable vesting dates, vests as to one-third of the shares on each of the first three anniversaries of the grant date. Stock options directly align a portion of total compensation with our stock performance since they become valuable only if and to the extent our share price increases over a longer period of time after the date of grant. Additionally, because stock options do not fully vest for three years, they encourage executive retention. A portion of the stock options granted to Mr. Salvatore vest in full on the second anniversary of the grant date (see below for additional information).

Supplemental Award to Mr. Roche

In addition to his annual award of stock options and PBRSUs, in May the Committee granted Mr. Roche a supplemental equity award consisting of TBRSUs. Such TBRSUs will vest with respect to one-third of the TBRSUs on the first three anniversaries of the grant date and convert into an equivalent number of shares of Common Stock, in each case subject to Mr. Roche remaining employed by us through the vesting dates. This award was intended to promote his retention with the Company and recognize his value in his new role as head of Hanover Agency Markets, including his leadership, dedication and commitment to building our future strategy, and his importance to the future success of our organization.

Salvatore Long-Term Awards

Pursuant to Mr. Salvatore’s offer letter (discussed in greater detail below), he was granted the following long-term awards:

•

5,150 (target) PBRSUs.  These PBRSUs were divided equally into two separate awards. The first award was designed to replicate the 2017 PBRSUs granted to other NEOs, except that it vests on the third anniversary of his date of hire and performance (RTSR) is measured from his date of hire through December 31, 2019. The second award also has substantially the same terms as the 2017 PBRSUs, except it vests on the second anniversary of his date of hire and performance (RTSR) is measured from his date of hire through December 31, 2018.

•

3,430 TBRSUs.  The TBRSUs will vest on the first anniversary of the grant date and convert into an equivalent number of shares of Common Stock, provided Mr. Salvatore remains employed by us through the vesting date.

•

18,450 Stock Options.  These stock options have a ten-year term and, provided Mr. Salvatore remains employed by us through the applicable vesting dates, vest as to one-third of the shares on each of the first three anniversaries of the grant date.

•	19,820 Stock Options. These stock options have a ten-year term and, provided Mr. Salvatore remains employed by us through such date, vest on the second anniversary of the grant date.

Mr. Salvatore’s long-term awards were designed to reflect not only what would otherwise be appropriate for his annual award, but also include supplemental awards designed to recruit Mr. Salvatore to join the Company and replace certain long-term awards he forfeited when he terminated employment with his previous employer.  Accordingly, the total value of his 2017 awards is not indicative of the value he will be granted under future annual awards.

Prior Plan Year Long-Term Award Pay-Outs

As previously reported in our 2017 Proxy Statement, during 2017 the PBRSUs (vested at 150% of target) and TBRSUs granted in 2014, and one-third of the stock options granted in each of 2014, 2015, and 2016, vested. For additional information regarding vesting of awards in 2017, please see “Option Exercises and Stock Vested in 2017” on page 44.

In February 2018:

•	the PBRSUs (earned at approximately 129% of target award level based on a 59.8% total shareholder return over the 2015-2017 period, as described above) and TBRSUs granted in 2015 vested; and
•	one-third of the stock options granted in each of 2015, 2016 and 2017 vested.

Management Transition Arrangements

Roche Pay Adjustment

In connection with his promotion to President and Chief Executive Officer, the Board of Directors, effective in November, increased Mr. Roche’s (i) base salary rate to $850,000; and (ii) target short-term incentive compensation award to 110% of base salary.  For 2017, the increase in his target short-term award and the salary rate against which it was applied was pro-rated to reflect his tenure as CEO during the year. Additionally, effective January 1, 2018, the Board increased Mr. Roche’s base salary rate to $900,000 and in February 2018 increased the target grant date fair value of his annual long-term incentive award to approximately $2.2 million. Accordingly, for 2018, Mr. Roche’s total target compensation (base salary plus target short- and long-term incentive compensation) was set at approximately $4.1 million. Mr. Roche’s total target compensation for 2018 was established by the CID in

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     33

consultation with the Committee and F.W. Cook.  The CID considered competitive pay data provided by F.W. Cook, including data regarding recently appointed CEOs from the Comparative Proxy Data Companies, the projected compensation package that would be necessary to attract qualified external candidates, as well as compensation paid to other executives of the Company and our previous CEOs.

Salvatore Offer Letter

In connection with Mr. Salvatore’s hire, the Company and Mr. Salvatore entered into an offer letter dated May 17, 2017, the material terms of which are as follows:

•	fixed Mr. Salvatore’s annual base salary at $510,000;
•	established the terms of Mr. Salvatore’s 2017 STIP (see “Short-Term Incentive Compensation” above for additional details); and fixed his target 2018 STIP award at 70% of base salary;
•

set the target value of Mr. Salvatore’s 2017 long-term equity award at approximately $1,200,000, to be comprised of PBRSUs, TBRSUs and stock options (see “Long-Term Incentive Compensation” above for additional details);

•

provided that Mr. Salvatore will participate in the CIC Plan as an “Executive Tier Participant” with a 1x “Multiplier” (without a Section 280G tax gross-up) (see “Potential Payments Upon Termination or Change in Control” beginning on page 46);

•

provided that in the event Mr. Salvatore’s employment is, prior to the first anniversary of his date of hire, involuntarily terminated, other than for cause or in connection with his death, disability or a change in control, or he terminates his employment with the Company for “good reason,” he will be eligible to receive severance compensation equal to 1.7 times his base salary paid in a lump sum (see “Potential Payments Upon Termination or Change in Control” beginning on page 46);

•	provided that Mr. Salvatore will be eligible to participate in the Company’s benefit plans applicable to other senior executives of the Company; and
•

required Mr. Salvatore to agree to certain non-solicitation, non-interference and confidentiality provisions in favor of the Company that will survive for at least one year following his termination of employment.

The terms of Mr. Salvatore’s offer letter were agreed upon in order to recruit Mr. Salvatore to join the Company. The compensation package was established by the Committee based upon a review of competitive data provided by F.W. Cook from the Comparative Proxy Data Companies, and also taking into consideration the compensation he received from his prior employer, the projected compensation package that would be necessary to attract other potential qualified applicants in the market at that time, as well as the compensation paid to other Company executives.

Other Compensation and Benefits

Our NEOs are eligible to participate in all our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, our tax-qualified retirement plans, and our employee stock purchase plan, in each case on the same basis as other employees. In addition, certain of our senior employees, including the NEOs, participate in the following programs:

Non-Qualified Retirement Savings Plan

Our Non-Qualified Retirement Savings Plan provides additional Company contributions comparable to the benefits that are available to U.S. employees generally under our 401(k) Plan (see page 45 for additional information), but without regard to the maximum contribution limits under federal tax laws. For the 2017 plan year, the plan provided eligible employees, including each of our NEOs, other than Messrs. Zubretsky and Salvatore (who were ineligible to participate in 2017), a 6% employer contribution on total eligible compensation (salary and actual annual short-term incentive compensation, up to target) in excess of federal limits. Such contributions are deferred and credited with interest based on the GATT rate. The amount of total compensation eligible for an employer contribution cannot, however, exceed $1 million minus the limit in effect for our 401(k) Plan under Section 401(a)(17) of the Internal Revenue Code ($270,000 for 2017).

We adopted this plan to provide that U.S. employees eligible to participate in the plan are entitled to employer contributions equal to the same percentage of total eligible compensation, without regard to the limits under federal tax laws applicable to the 401(k) Plan, and to be consistent with common market practices. This plan applies equally to all eligible employees who have eligible compensation in excess of federal limits. The plan does not provide for additional employee contributions.

Though the annual employer contributions to the Non-Qualified Retirement Savings Plan were made during the first quarter of 2018, since such contributions were made with respect to compensation paid in 2017, the Summary Compensation Table (see page 39), and Non-Qualified Retirement Savings Plan Table (see page 45) reflect such 2018 contributions. Such amounts are similarly included with respect to prior years.

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Perquisites

The Committee reviews, at least annually, the corporate perquisites made available to our NEOs. The Committee believes corporate perquisites should represent a relatively small component of a NEO’s compensation package. In 2017, perquisites offered to our NEOs were comprised primarily of (i) financial planning services, and (ii) matching contributions (up to $5,000) to eligible tax-qualified charitable organizations.

We provide financial planning services to each of our NEOs to minimize distractions and help ensure appropriate focus on Company responsibilities. The cost for such services is treated as taxable income to the participating executives.

Our matching charitable contributions program is designed to encourage participation in charitable organizations and is consistent with our general philosophy of good corporate citizenship. Separately, we encourage our executives to actively participate on boards of directors or in other capacities with local non-profit organizations.

Additionally, we provided Mr. Zubretsky with the use of a company-provided car and driver to commute to and from his residence. This enabled Mr. Zubretsky to devote his commuting time to the business of the Company, and provide him with additional security.

For more information regarding perquisites, please see the Summary Compensation Table on page 39.

Amended and Restated Employment Continuity Plan (“CIC Plan”)

The purposes of the CIC Plan are to:

•

keep key management employees focused on the interests of our shareholders and to secure their continued services and their undivided attention, dedication and objectivity in the event of a possible change in control;

•	provide job loss protection comparable to the protection provided by competing organizations; and
•

ensure that participants do not solicit or assist in the solicitation of our employees, agents and/or policyholders for a specified period, or disclose any of our confidential or proprietary information prior to or after a change in control.

Additionally, the CIC Plan is designed to protect us and our shareholders, who might be affected adversely if management were to be distracted, or were to depart, in the event a change in control transaction were to be rumored or considered. The CIC Plan provides benefits, including cash payments and continuation of health and other benefits, in the event of a termination of employment following a change in control. These benefits are intended to reinforce and encourage the continued attention and commitment of executives under potentially disruptive business circumstances.

The Committee determines eligibility for, and level of participation in, the CIC Plan based on the roles, responsibilities and individual circumstances of each executive officer. In assessing participation, the Committee considers, among other things, the critical nature of the individual’s role to the business and the importance of retention of the individual. The determination of participation and level of participation in the CIC Plan is made independent of other compensation considerations. The CIC Plan requires a double-trigger (a change in control and a termination without cause or resignation for good reason) before benefits are payable, and none of our NEOs (other than Mr. Huber whose terms of participation in the plan have not changed since its adoption in 2008) are eligible for tax gross-ups related to the special excise tax that may be imposed on such payments.

In February 2018, Mr. Roche’s “Multiplier” was increased from 1x to 2x, and the “Multipliers” for Mr. Lavey and Mr. Salvatore were increased from 1x to 1.5x. These adjustments were made in light of the importance of these individuals to the organization, and with respect to Mr. Lavey, his recent role change, and taking into consideration competitive data provided by F.W. Cook from the Comparative Proxy Data Companies.

Severance Agreements

Farber Offer Letter

Pursuant to the terms of Mr. Farber’s offer letter, in the event (i) his employment is involuntarily terminated, other than in connection with his death, disability, a “change in control,” or for “cause,” or (ii) he voluntarily terminates his employment for “good reason” (defined generally to mean a decrease in his base salary or target short-term incentive compensation opportunity, a material and adverse change to his role and responsibility, or a requirement that he relocate), he will be entitled to a lump sum cash severance payment equal to 2x his then current base salary and one year’s continued vesting of his then-outstanding equity awards.

As a condition to receiving such severance, Mr. Farber would be required to enter into a separation agreement upon terms and conditions acceptable to the Company.

Leadership Severance Arrangements

In February 2018, the existing severance arrangements with respect to our CEO and each of our other NEOs (except Mr. Farber, who already has a similar severance arrangement in his offer letter – see above), all of which were scheduled to expire in 2018, were modified to extend the term of each such arrangement indefinitely.  The other material terms and conditions of the arrangements, as summarized below, remain in all material respects unchanged.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     35

•

In the event the (i) the executive’s employment is involuntarily terminated, other than in connection with his or her death, disability, a “change in control,” or for “cause,” or (ii) the executive voluntarily terminates his or her employment for “good reason” (defined generally to mean a decrease in the executive’s base salary or target short term incentive compensation opportunity, a material and adverse change to the executive’s role and responsibility, or, in certain cases a requirement that the executive relocate), the executive will be entitled to a lump sum cash severance payment designed to approximate one year’s cash compensation (base salary and target bonus opportunity).

•

As a condition to receiving such severance, the executive would be required to enter into a separation agreement upon terms and conditions acceptable to the Company to include a full release and non-disparagement provision.

The Committee elected to extend the terms of these arrangements indefinitely after considering competitive trends in severance-related benefits.

For additional information about our CIC Plan and the various benefits available to our NEOs in the event of termination or a change in control, please see the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 46.

Chaucer Board Fee

Mr. Farber received $25,800 from Chaucer as compensation for service on Chaucer’s board of directors. These payments compensated Mr. Farber for the increased responsibilities associated with service on Chaucer’s board.

Risk Management and Compensation

The Committee endeavors to ensure that our compensation programs and practices balance risk and reward, both on an individual and Company-wide basis. To that end, each year a committee led by our chief risk officer and comprised of a cross-section of other officers conducts a review and risk assessment of our material incentive compensation plans. This assessment is reviewed by the Committee in conjunction with its review and approval of the compensation programs for the upcoming year, and by the Committee’s independent compensation consultant. Based upon this analysis, a number of features were identified that mitigate the inherent risks associated with incentive programs. Factors mitigating risk include:

•	performance goals are believed to be reasonably challenging, but obtainable without sacrificing underwriting discipline or longer-term objectives;
•	investment income projections included in our operating income financial plans are based upon a prudent investment strategy;
•	a significant portion of each executive’s compensation is based on overlapping long-term incentive awards subject to extended vesting periods;
•

the funding formula and metrics for our short-term incentive programs establish only the formulaic funding level. Actual awards to participants are at the discretion of their managers, or in the case of our executive officers, the Committee (and the CID, with respect to the CEO). Accordingly, notwithstanding funding levels, in the event an individual does not make valuable contributions to the Company during the year, the participant’s manager, or in the case of our executive officers, the Committee (and the CID, with respect to the CEO), has the discretion to reduce or eliminate the participant’s award;

•	we have a disciplined process for establishing reserve levels and development from prior accident years, which is reviewed by outside actuaries, outside auditors (PwC) and the Audit Committee;
•

we have a history of exercising reasonable judgment in establishing our reinsurance programs that is transparent to investors through the Business section of our Form 10-K and to the Board of Directors through its regular review of reinsurance programs;

•	our policy prohibiting directors and executive officers from pledging their shares or entering into hedging transactions involving our stock;
•

we maintain a clawback policy that requires our NEOs, in certain circumstances, to return incentive compensation payments if our financial statements are restated as a result of their wrongdoing.  Additionally, the terms of our equity award agreements require the executive to return the value received upon vesting of such award in the event the executive breaches certain non-solicitation, non-interference or confidentiality provisions or otherwise violates our Code of Conduct; and

•	our most senior executives, including our NEOs, are subject to our executive stock ownership guidelines.

The report issued by our chief risk officer assesses non-management as well as management plans, including sales plans. Sales plans are reviewed to assess realistic achievability of performance targets and incentivization of behavior that is beneficial to the Company and our policyholders. The risk assessment focused on the reasonability of metrics, governance and oversight, payment schedules and targets, and the appropriateness of employee training and communication materials.

In addition to the various factors mitigating risk discussed above, each of our compensation programs is developed in the context of our overall financial plan. The detailed financial plan, which includes our short- and long-term financial goals and

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     36

operating priorities, is reviewed and approved by the full Board of Directors. Accordingly, the Board is provided the opportunity to make its own assessment of the risks presented by the financial plan and to require that management implement appropriate changes to ensure that we are not taking imprudent risks that may have a material adverse impact on financial performance.

Based on these factors and the analysis presented by management, the Committee determined that our compensation programs for our executive officers and all other employees do not give rise to risks that are reasonably likely to have a material adverse effect on the Company.

Equity Grant Procedures

Most of our equity awards are made annually during the first quarter at the time the Committee makes its annual executive compensation decisions. The date of this meeting usually is set well in advance and is not chosen to coincide with the release of material, non-public information.

Equity awards made to executive officers, including each of our NEOs, must be specifically approved by the Committee, subject, with respect to the CEO, to ratification by the CID. For annual equity awards made to other employees, the Committee approves an aggregate number and type of award available for issuance. These awards are then distributed as determined by our CEO based on recommendations from other members of management.

Off-cycle awards are generally made only in connection with new hires, promotions, or as needed to retain or reward an employee and must be approved by the Committee for any executive officer. Messrs. Roche and Salvatore each received an off-cycle award during 2017 (see “Long-Term Incentive Compensation” above).

The Committee does not have any programs, plans or practices of timing awards in coordination with the release of material, non-public information. The Committee reserves the right, however, to consider such information in determining the date of any award. The exercise price of all options equals the closing price per share of our Common Stock, as reported on the NYSE on the date of grant.

Stock Ownership Guidelines and Policies Against Hedging or Pledging Shares

In order to further align the interests of our NEOs with those of our shareholders and to encourage such officers to operate in the best long–term interests of the Company, each NEO is subject to the stock ownership guidelines set forth on page 5. As of the date of this Proxy Statement, each of our currently employed NEOs is in compliance with such guidelines.

We have adopted a policy that prohibits directors and executive officers from pledging their shares or entering into hedging transactions involving our stock.

Tax Implications

Section 162(m) generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives. Prior to 2018, however, certain compensation arrangements that qualified as “performance-based compensation” were not subject to this limitation on deductibility. Performance-based compensation generally included only payments that were contingent upon the achievement of pre-established performance objectives and excluded any fixed or guaranteed payments. Option grants also qualified as performance-based compensation.

The Committee historically considered the impact of the deductibility rules in developing and administering our compensation programs and endeavored to design programs and policies to optimize the deductibility of compensation payable to our NEOs.  In light of changes included in the Tax Cuts and Jobs Act, we expect that in the future, compensation to our NEOs and former NEOs in excess of $1 million will be non-deductible to the Company.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     37

Compensation Committee Report

Review of Compensation Discussion and Analysis with Management

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Recommendation that the Compensation Discussion and Analysis be Included in the 2018 Proxy Statement

Based on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2018 Proxy Statement for filing with the SEC.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

March 15, 2018

Members of the Compensation Committee:

Cynthia L. Egan, Chair

Michael P. Angelini

Daniel T. Henry

Wendell J. Knox

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     38

Summary Compensation Table

The following table sets forth the total compensation for our NEOs for 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)(2)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Compen- sation ($) (3)	Total ($)

John C. Roche	2017	560,962	—		583,878		337,603		465,000	—	63,900	2,011,343
President and CEO (4)	2016	470,385	—		329,453		222,054		161,000	—	67,304	1,250,196
	2015	455,385	—		292,140		209,675		340,000	—	64,807	1,362,007

Jeffrey M. Farber	2017	650,000	—		594,325		675,009		617,500	—	80,554	2,617,388
EVP and CFO	2016	150,000	—		406,156		450,163		—	—	64,782	1,071,101

Bryan J. Salvatore	2017	274,615	357,000	(5)	745,427		450,098		—	—	4,119	1,831,259
EVP and President, Domestic Specialty (5)

J. Kendall Huber	2017	539,231	—		330,270		375,049		400,000	4,359	60,574	1,709,483
EVP and General	2016	498,077	—		327,000		220,072		195,000	5,742	68,585	1,314,476
Counsel	2015	494,231	—		298,632		216,472		395,000	1,803	66,844	1,472,982

Richard W. Lavey	2017	452,019	—		231,149		262,515		328,500	—	48,436	1,322,619
EVP and President, Hanover Agency Markets (6)

Former Officer (7)

Joseph M. Zubretsky	2017	888,556	—		1,320,277	(8)	1,499,999	(8)	—	—	39,616	3,748,448
Former President and CEO	2016	538,462	—		2,611,422	(8)	3,000,232	(8)	1,400,000	—	48,399	7,598,515

(1)

Amounts in these columns reflect the grant date fair value of the award calculated in accordance with FASB ASC Topic No. 718, disregarding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are set forth in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2017 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the value of our Common Stock at the time of vesting and/or exercise of the stock awards, whether the Company achieves the performance goals associated with certain stock awards and whether such awards actually vest.

(2)

Amounts in this column include the grant date fair value of awards of restricted stock units (TBRSUs and PBRSUs) granted during the applicable year, disregarding the effect of estimated forfeitures. PBRSUs are reported at target. Set forth in the table below is the grant date fair value for the PBRSUs at target and assuming the threshold and the maximum payment levels are achieved. No shares will be earned pursuant to the PBRSUs if the Company does not achieve specified levels of performance or if the award is forfeited prior to vesting.

Name	Year	Grant Date Fair Value of PBRSUs Assuming Threshold Payment Level ($)	Grant Date Fair Value of PBRSUs (as included in table above)($)	Grant Date Fair Value of PBRSUs Assuming Maximum Payment Level ($)

John C. Roche	2017	74,341	297,363	446,045
	2016	41,625	166,499	249,749
	2015	33,525	134,100	201,150

Jeffrey M. Farber	2017	148,581	594,325	891,488
	2016	101,539	406,156	609,234

Bryan J. Salvatore	2017	113,023	452,093	678,139

J. Kendall Huber	2017	82,568	330,270	495,405
	2016	41,315	165,260	247,890
	2015	34,270	137,080	205,620

Richard W. Lavey	2017	57,787	231,149	346,723

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     39

Former Officer	Year	Grant Date Fair Value of PBRSUs Assuming Threshold Payment Level ($)	Grant Date Fair Value of PBRSUs (as included in table above)($)	Grant Date Fair Value of PBRSUs Assuming Maximum Payment Level ($)

Joseph M. Zubretsky*	2017	330,069	1,320,277	1,980,416
	2016	652,856	2,611,422	3,917,133

*	All of these awards were forfeited in full upon his resignation.
(3)	For 2017, the amounts shown in this column consist of the following:

Company Contributions to Defined Contribution and Non-Qualified Retirement Savings Plans and Chaucer Board Stipend

	All Other Compensation (Excluding Perquisites)
Name	Company Contributions to Defined Contribution Plan($)	Company Contributions to Non-Qualified Retirement Savings Plan($)	Stipend for Service on the Chaucer Board of Directors($)*

John C. Roche	16,200	27,118	—
Jeffrey M. Farber	16,200	22,800	25,800
Bryan J. Salvatore	4,119	—	—
J. Kendall Huber	16,200	27,854	—
Richard W. Lavey	16,200	23,341	—

Former Officer

Joseph M. Zubretsky	16,200	—	—

*	Amounts in this column have been converted from U.K. Pounds Sterling (“GBP”) into U.S. Dollars (“USD”) using 1.29 USD/GBP, the average exchange rate in effect for 2017.

Perquisites

	Perquisites
Name	Financial Planning Services ($)	Matching Contributions to Qualified Charities ($)	Spousal Travel ($)*	Tax Reimbursement ($)*	Personal Use of Company Vehicles ($)**

John C. Roche	11,520	5,000	2,915	1,147	—
Jeffrey M. Farber	10,754	5,000	—	—	—
Bryan J. Salvatore	—	—	—	—	—
J. Kendall Huber	11,520	5,000	—	—	—
Richard W. Lavey	—	5,000	3,404	491	—

Former Officer

Joseph M. Zubretsky	—	—	—	—	23,416

*	Reimbursements for spousal travel and associated taxes relate solely to certain agent conferences and company events where spousal attendance was expected.
**

Represents the benefit associated with the personal use of a Company driver and vehicle for commuting purposes, determined as the sum of the fair value of the vehicle, cost of fuel, and driver compensation costs allocable to personal usage. This benefit was provided to Mr. Zubretsky in lieu of permanent relocation to enable him to devote his commuting time to the business of the Company and provide him with additional security. Such expense was substantially less than the anticipated cost of permanent relocation.

(4)

Mr. Roche assumed the role of President and Chief Executive Officer on November 4, 2017. Prior to that time, Mr. Roche had served as EVP, President, Hanover Agency Markets since April 1, 2017. He began the year as EVP, President, Business Insurance.

(5)

Mr. Salvatore was hired and assumed the role of EVP and President, Domestic Specialty on June 12, 2017. Pursuant to the terms of his offer letter, Mr. Salvatore’s 2017 short-term incentive compensation award was fixed at $357,000. Such amount was paid in March 2018 at the same time as the 2017 Executive STIP awards were paid to the other applicable NEOs.

(6)

Mr. Lavey assumed the role of EVP and President, Hanover Agency Markets on November 4, 2017. Prior to that time, Mr. Lavey had served as EVP, Chief Growth Innovation Officer since April 1, 2017. He began the year as EVP, President, Personal Lines.

(7)	Mr. Zubretsky served as the Company’s President and Chief Executive Officer until his resignation, effective November 3, 2017.
(8)	Upon his resignation, each unvested option and PBRSU award was automatically forfeited and returned to the Company.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     40

Grants of Plan-Based Awards in Last Fiscal Year

The following table contains information concerning plan-based awards granted to the NEOs in 2017. All equity awards were granted pursuant to the 2014 Plan. In order for such awards to vest, in addition to satisfying the applicable performance metrics, if any, the NEO generally must remain continuously employed by the Company through the applicable vesting date (for a description of termination benefits associated with awards, please see the “Potential Payments upon Termination or Change in Control” section beginning on page 46).

Grants of Plan-Based Awards in 2017

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	All Other		Grant Date Fair
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#) (1)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Value of Stock and Option Awards ($) (2)

John C. Roche	2/24/17 (3)		—	487,083	974,167
	2/24/17 (4)					926	3,705	5,557				297,363
	2/24/17 (5)									25,695	91.19	337,603
	5/15/17 (6)								3,675			286,515
Jeffrey M. Farber	2/24/17 (3)		—	650,000	1,300,000
	2/24/17 (4)					1,851	7,405	11,107				594,325
	2/24/17 (5)									51,375	91.19	675,009
Bryan J. Salvatore	6/12/17 (4)					643	2,575	3,862				228,634
	6/12/17 (7)					643	2,575	3,862				223,459
	6/12/17 (6)								3,430			293,334
	6/12/17 (5)									18,540	87.50	225,090
	6/12/17 (8)									19,820	87.50	225,009
J. Kendall Huber	2/24/17 (3)		—	412,500	825,000
	2/24/17 (4)					1,028	4,115	6,172				330,270
	2/24/17 (5)									28,545	91.19	375,049
Richard W. Lavey	2/24/17 (3)		—	345,625	691,250
	2/24/17 (4)					720	2,880	4,320				231,149
	2/24/17 (5)									19,980	91.19	262,515

Former Officers

Joseph M. Zubretsky	2/24/17 (3)	(9)	—	1,400,000	2,800,000
	2/24/17 (4)	(9)				4,112	16,450	24,675				1,320,277
	2/24/17 (5)	(9)								114,165	91.19	1,499,999

(1)

Threshold amounts indicate the amount of payout in the event certain minimum levels of performance are achieved. If the level of actual performance falls below the minimum payout threshold, no amounts will be paid.

(2)

The amounts in this column reflect the grant date fair value of the award (at target with respect to PBRSUs) calculated in accordance with FASB ASC Topic No. 718, disregarding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are set forth in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2017 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized based upon, among other things, the value of the Company’s Common Stock at the time of vesting of the stock awards or exercise of options, whether the Company achieves certain performance goals and whether such awards actually vest. See Notes 1 and 2 to the Summary Compensation Table.

(3)

Represents an award under the 2017 Executive STIP (see section entitled “Short-Term Incentive Compensation” in the CD&A beginning on page 28 for more information). On March 9, 2018, these awards were paid to the NEOs in the following amounts: Mr. Roche, $465,000, Mr. Farber, $617,500, Mr. Huber, $400,000 and Mr. Lavey $328,500. Mr. Salvatore’s annual incentive award was paid in accordance with the terms of his offer letter and was not awarded under the 2017 Executive STIP (see Note 5 to the Summary Compensation Table). Mr. Zubretsky resigned effective November 3, 2017 and did not receive an award under the 2017 Executive STIP. There were no set threshold levels for awards under the 2017 Executive STIP.

(4)

Represents a grant of PBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 31 for more information). PBRSUs vest on the third anniversary of the date of grant only if and to the extent the Company achieves a specified relative total shareholder return for the years 2017-2019. For Mr. Salvatore, relative total shareholder return is measured from the grant date of his award through December 31, 2019.

(5)

Options to purchase Common Stock that vest in three substantially equal annual installments commencing on the first anniversary of the grant date. All options have a ten-year term. The exercise price of the options equals the closing price per

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     41

share of Common Stock on the NYSE as of the date of grant. See section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 31 for more information.
(6)

Represents a grant of TBRSUs (see sections entitled “Supplemental Award to Mr. Roche” and “Salvatore Long-Term Awards” in the CD&A on page 33 for more information). For Mr. Roche, the TBRSUs vest in three substantially equal, annual installments commencing on the first anniversary of the grant date. For Mr. Salvatore, the TBRSUs vest in full on the first anniversary of the date of grant.

(7)

Represents a grant of PBRSUs. These PBRSUs vest on the second anniversary of the date of grant only if and to the extent the Company achieves a specified relative total shareholder return for the period beginning on the grant date of the award through December 31, 2018.

(8)

Options to purchase Common Stock that vest in full on the second anniversary of the grant date and have a ten-year term. The exercise price of the options equals the closing price per share of Common Stock on the NYSE as of the date of grant.

(9)	Mr. Zubretsky resigned during 2017 and did not receive a non-equity incentive plan award. All unvested awards were forfeited upon his resignation. See Note 8 to the Summary Compensation Table.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     42

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for our NEOs regarding outstanding equity awards held as of December 31, 2017. All awards granted prior to May 20, 2014 were issued pursuant to the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”), and all awards granted after May 19, 2014 were issued pursuant to the 2014 Plan. In order for such awards to vest, in addition to satisfying the applicable performance metrics, if any, the NEO generally must remain continuously employed by the Company through the applicable vesting date (for a description of termination benefits associated with awards, please see the “Potential Payments upon Termination or Change in Control” section beginning on page 46).

Outstanding Equity Awards at Fiscal Year-End 2017

	Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

John C. Roche	2/28/11	12,500	—	46.47	2/28/21	2/27/15	2,250	(3)	243,180	2,892	(4)	312,567
	1/20/12	16,000	—	36.81	1/20/22	2/23/16	2,015	(3)	217,781	2,015	(5)	217,781
	2/26/13	20,500	—	42.49	2/26/23	2/24/17				3,705	(6)	400,436
	2/19/14	21,000	—	57.99	2/19/24	5/15/17	3,675	(7)	397,194
	2/27/15	14,400	7,200	70.24	2/27/25
	2/23/16	6,720	13,440	82.74	2/23/26
	2/24/17	—	25,695	91.19	2/24/27

Jeffrey M. Farber	10/03/16	15,833	31,667	74.88	10/03/26	10/03/16				6,010	(5)	649,561
	2/24/17	—	51,375	91.19	2/24/27	2/24/17				7,405	(6)	800,332

Bryan J. Salvatore	6/12/17	—	38,360	87.50	6/12/27	6/12/17	3,430	(8)	370,714	2,575	(6)	278,306
						6/12/17				2,575	(9)	278,306

J. Kendall Huber	2/19/14	24,000	—	57.99	2/19/24	2/27/15	2,300	(3)	248,584	2,957	(4)	319,593
	2/27/15	14,866	7,434	70.24	2/27/25	2/23/16	2,000	(3)	216,160	2,000	(5)	216,160
	2/23/16	6,660	13,320	82.74	2/23/26	2/24/17				4,115	(6)	444,749
	2/24/17	—	28,545	91.19	2/24/27

Richard W. Lavey	2/19/14	15,000	—	57.99	2/19/24	2/27/15	1,700	(3)	183,736	2,185	(4)	236,155
	2/27/15	11,133	5,567	70.24	2/27/25	2/23/16	1,630	(3)	176,170	1,630	(5)	176,170
	2/23/16	5,466	10,934	82.74	2/23/26	2/24/17				2,880	(6)	311,270
	2/24/17	—	19,980	91.19	2/24/27

(1)

Except as noted below, options granted from 2013-2017 vest over three years in three substantially equal annual installments, in each case on the anniversary of the grant date. Options granted from 2011-2012 vested over four years, with 50% vesting on each of the third and fourth anniversaries of the grant date. With respect to Mr. Salvatore’s options, 19,820 options vest in full on the second anniversary of the grant date, and the remaining 18,540 vest over three years in three substantially equal annual installments on the anniversary of the grant date.

(2)	Based on a value of $108.08 per share, which was the closing price per share of our Common Stock on the NYSE on December 29, 2017, the last trading day of 2017.
(3)	TBRSUs that vest in full on the third anniversary of the date of grant. TBRSUs granted on February 27, 2015 settled and shares were delivered on February 27, 2018.
(4)

PBRSUs that vest on the third anniversary of the grant date if the Company achieves a specified relative total shareholder return for the years 2015-2017. The actual award that is delivered may be as low as 0% and as high as 150% of the target award based upon the actual level of shareholder return achieved. For the 2015-2017 period, the Company’s relative total shareholder return ranked it in the 64th percentile against its pre-determined peer group. Accordingly, the award shown in the table reflects 128.57% of the target award value. The award was settled and shares were delivered to the holders on February 27, 2018.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     43

(5)

PBRSUs that vest on the third anniversary of the grant date if the Company achieves a specified relative total shareholder return for the years 2016-2018. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of shareholder return achieved. For Mr. Farber, relative total shareholder return is measured from the grant date through December 31, 2018.

(6)

PBRSUs that vest on the third anniversary of the grant date if the Company achieves a specified relative total shareholder return for the years 2017-2019. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of shareholder return achieved. For Mr. Salvatore, relative total shareholder return is measured from the grant date through December 31, 2019.

(7)	TBRSUs that vest over three years in three substantially equal annual installments on the anniversary of the grant date.
(8)	TBRSUs that vest in full on the first anniversary of the date of grant.
(9)

PBRSUs that vest on the second anniversary of the grant date if the Company achieves a specified relative total shareholder return from the grant date through December 31, 2018. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of shareholder return achieved.

Option Exercises and Stock Vested in 2017

The following table sets forth information for our NEOs regarding the value realized during 2017 pursuant to (i) option exercises, and/or (ii) shares acquired upon vesting of previously granted stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

John C. Roche	17,500	969,075	6,000	543,900
Jeffrey M. Farber	—	—	—	—
Bryan J. Salvatore	—	—	—	—
J. Kendall Huber	13,000	712,266	7,000	634,550
Richard W. Lavey	21,250	1,067,597	4,250	385,263
Former Officers

Joseph M. Zubretsky	92,366	2,267,585	—	—

(1)

For stock options, represents the difference between the fair market value of our Common Stock on the date of exercise and the exercise price of the option multiplied by the number of shares acquired upon exercise. For stock awards, represents the number of shares acquired upon vesting multiplied by the closing price of our Common Stock on the vesting date.

Pension and Retirement Benefits

Cash Balance and Excess Benefit Plan

Mr. Huber is the only NEO who participates in the Company’s funded, tax-qualified, noncontributory defined benefit pension plan (the “Cash Balance Plan”) and associated non-qualified excess benefit plan (the “Excess Benefit Plan”). Effective December 31, 2004, benefits under both these plans were frozen and annual allocations to participant bookkeeping accounts were discontinued. Although future annual allocations were discontinued, interest based on the GATT rate continues to be credited to participant bookkeeping accounts.

Each year while the Cash Balance Plan was in effect, the Company allocated an amount equal to a percentage of each participant’s eligible compensation (generally, salary and short-term incentive compensation, up to the federal limits) to a separate bookkeeping account established for each participant. Similarly, each year the Excess Benefit Plan was in effect, the Company provided eligible individuals with the difference between the benefits calculated under the Cash Balance Plan, without regard to federal limitations, and the maximum amount that may be allocated to the participant’s Cash Balance Plan bookkeeping account under federal tax laws.

Mr. Huber is fully vested in his benefits under the Cash Balance Plan and Excess Benefit Plan and may elect to receive benefits under the plans at any time following a termination of his employment, either as a one-time lump sum payment or an annuity. Because they joined the Company after the plans were frozen, Messrs. Roche, Farber, Salvatore, Lavey and Zubretsky receive no benefits under the Cash Balance Plan or Excess Benefit Plan.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     44

Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

J. Kendall Huber	Cash Balance Plan	N/A	63,435	—
	Excess Benefit Plan	N/A	41,746	—

(1)

The amounts shown are estimates only and actual benefits will be based upon data, form of benefit elected and age at the time of retirement. The primary assumptions used in the calculations are based on US GAAP assumptions as disclosed in Note 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2017 included in the Annual Report. Other assumptions used in the calculations are based on applicable SEC regulations. In particular, the participant is assumed to elect a lump sum payment when he commences benefits, which is assumed to be at age 65, the normal retirement age defined in both the Cash Balance Plan and the Excess Benefit Plan. Also, no turnover (e.g. death, disability, termination, retirement) is assumed prior to age 65.

401(k) Plan

The Company maintains a 401(k) retirement savings plan (the “401(k) Plan”). For 2017, the 401(k) Plan provided a 100% match on the first 6% of eligible compensation deferred under the 401(k) Plan. Eligible compensation generally consists of salary and cash bonus, up to the federal limits for qualified 401(k) plans, which was $270,000 for 2017.

Non-Qualified Retirement Savings Plan

In connection with the 401(k) Plan, the Company also maintains the Non-Qualified Retirement Savings Plan. This plan provides eligible employees of the Company, including each of the NEOs, a 6% employer contribution on total eligible compensation in excess of federal limits applied to the 401(k) Plan (subject to certain limits and contingent upon satisfaction of maximum employee contributions to the 401(k) Plan or receipt of evidence that the employee has made maximum contributions to a former employer’s 401(k) plan for the year in question). Amounts deferred are credited with interest based on the GATT rate. This plan is unfunded and non-qualified. A participant’s benefits are payable upon the earlier to occur of death or six months following termination of employment with the Company. The table below sets forth certain information regarding NEO participation in the Non-Qualified Retirement Savings Plan during 2017:

Name	Executive Contributions in 2017 ($) (1)	Registrant Contributions in 2017 ($) (2)	Aggregate Earnings in 2017 ($) (3)	Aggregate Withdrawals/ Distributions in 2017 ($)	Aggregate Balance at December 31, 2017 ($) (4)

John C. Roche	—	27,118	5,631	—	232,144
Jeffrey M. Farber	—	22,800	—	—	22,800
Bryan J. Salvatore	—	—	—	—	—
J. Kendall Huber	—	27,854	18,293	—	683,568
Richard W. Lavey	—	23,341	6,262	—	249,791
Former Officers

Joseph M. Zubretsky	—	—	396	—	16,804

(1)	The plan does not allow for executive contributions.
(2)

Represents contributions made by the Company in 2018 with respect to eligible 2017 compensation. Such amounts are included in the All Other Compensation Column of the Summary Compensation Table. In March 2017, contributions with respect to eligible 2016 compensation were made to the following NEOs in the following amounts: $30,263 for Mr. Roche; $36,485 for Mr. Huber; $24,392 for Mr. Lavey; and $16,408 for Mr. Zubretsky.

(3)

Represents interest accrued on the aggregate amount in the plan attributable to the NEO. Amounts set forth in this column are not included in the Summary Compensation Table because no portion of the interest is “above market,” as determined under SEC rules.

(4)

Includes Company contributions made in 2018 as if such contributions were made on December 31, 2017. Balances attributable to Company contributions have been reported as compensation for the NEO in the Summary Compensation Table for the applicable years.

Company Mandated Section 162(m) Deferrals

From time to time, the Company has required that compensation earned by our NEOs that was not deductible pursuant to Section 162(m) be deferred until such time as the payment to the NEO could be made without limits on deductibility under Section

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     45

162(m). The table below sets forth information regarding the value of earned and vested stock-based compensation that the Company required Mr. Huber to defer in order to preserve its ability to deduct the payment of such compensation under Section 162(m). For additional information regarding Section 162(m), see section entitled “Tax Implications” in the CD&A section on page 37.

Name	Executive Contributions in 2017 ($) (1)	Registrant Contributions in 2017 ($) (2)	Aggregate Earnings in 2017 ($) (3)	Aggregate Withdrawals/ Distributions in 2017 ($)	Aggregate Balance at December 31, 2017 ($) (4)

J. Kendall Huber	6,418	235	—	197,221	147,976

(1)

Represents dividends earned in 2017 on accumulated deferred shares that were required to be deferred as described above. The stock award underlying the deferred shares was reported in the Summary Compensation Table during the year granted. Dividends on such shares are not reported in the Summary Compensation Table.

(2)

Represents interest on deferred dividends. Such deferred dividends accrue interest at the GATT rate. Such interest is not reported in the Summary Compensation Table because no portion of the interest is “above market,” as determined under SEC rules.

(3)

The value of deferred shares fluctuates with the market value of our Common Stock. Aggregate earnings (loss) based upon stock price fluctuation are not reported in this column or in the Summary Compensation Table, but are reflected in the aggregate balance as of December 31, 2017, and are also reflected in the aggregate distribution in 2017. See Note 4 below.

(4)

Represents the fair market value of the aggregate number of shares previously earned and reported but required to be deferred as of December 31, 2017, plus all accrued but unpaid dividends and accrued but unpaid interest thereon, which are also required to be deferred. The stock awards underlying the deferred shares were reported in the Summary Compensation Table during the applicable grant year. Accrued but unpaid dividends and interest were not reported in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

Overview

The information provided in the following tables reflects the amount of incremental compensation required to be paid to each applicable NEO in the event of a change in control of the Company, or a termination of the NEO’s employment. For purposes of the disclosure, we have assumed that all triggering event(s) took place on December 31, 2017, and we used the closing price per share on the NYSE of our Common Stock on December 29, 2017 ($108.08), the last business day in 2017. Due to the number of factors that affect the nature and amount of benefits provided upon the occurrence of such events, actual amounts paid or distributed may be different from the amounts disclosed below. Factors that could affect the actual amounts paid include:

•	when the event actually occurs;
•	the number of outstanding but unvested stock awards then held by the NEO;
•	awards granted after December 31, 2017;
•	the amount of prior years’ compensation the NEO was required or elected to defer;
•

the Company’s relative total shareholder return over a specified period and its performance against certain financial and/or business objectives established for determining the level of payment and/or vesting of outstanding, but unvested, stock awards; and

•	the Company’s stock price as of the date of such event.

Specifically excluded from the information and tables below are any amounts which are not contingent upon the occurrence of the triggering event(s) or payments pursuant to Company benefit plans that are generally available to all salaried employees of THG and do not discriminate in scope or terms of operation in favor of our NEOs (e.g., term life insurance, long-term disability insurance, etc.). Benefits to our NEOs under the CIC Plan are triggered only in the event of a Change in Control (defined below) and a subsequent occurrence of an involuntary termination of employment by the Company or constructive termination of employment by the NEO. The change in control column in the tables below assumes both a Change in Control and the occurrence of a termination event effective as of December 31, 2017.

Mr. Zubretsky did not receive any payments or benefits in connection with his resignation from the Company during 2017 and, as a result, is not included in the following tables.

Termination Other Than in Connection with a Change in Control

Farber Offer Letter

Pursuant to Mr. Farber’s offer letter, in the event his employment is involuntarily terminated (other than for cause or in connection with a change in control, or due to death or disability), or he terminates his employment for “good reason” (generally, a material and adverse change in duties, reduction in base salary or short-term incentive compensation target opportunity or a requirement that the executive relocate his principal place of business), Mr. Farber will receive a lump sum payment equal to 2.0x his current base salary. Additionally, to the extent unvested, Mr. Farber will continue to vest in any long-term incentive awards for

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     46

one year following such termination. As a condition to receiving severance, Mr. Farber must enter into a separation agreement upon terms and conditions acceptable to the Company, which would include a full release and non-disparagement provision.

Salvatore Offer Letter

Pursuant to Mr. Salvatore’s offer letter, in the event his employment is involuntarily terminated (other than for cause or in connection with a change in control, or due to death or disability), or he terminates his employment for “good reason” (generally, a material and adverse change in duties, reduction in base salary or reduction in short-term incentive compensation target opportunity), in either case prior to the first anniversary of his date of hire, Mr. Salvatore will receive a lump sum payment equal to 1.7x his current base salary. As a condition to receiving severance, Mr. Salvatore would be required to enter into a separation agreement upon terms and conditions acceptable to the Company, which would include a full release and non-disparagement provision.

Leadership Severance Arrangements

In order to ensure the continued focus, undivided attention and service to the Company during the transition to a new Chief Executive Officer in 2016, the Committee approved severance arrangements for each U.S. executive officer of the Company. In February 2018, these agreements (including the severance arrangement with Mr. Salvatore set forth in his offer letter), all of which were scheduled to expire in 2018, were modified to extend the term of such agreements indefinitely. The other material terms and conditions of the arrangements, as summarized below, remained in all material respects unchanged:

•

In the event (i) the executive’s employment is involuntarily terminated, other than in connection with his or her death, disability, a “change in control,” or for “cause,” or (ii) the executive voluntarily terminates his or her employment for “good reason” (generally, a decrease in the executive’s base salary or short-term incentive compensation opportunity, a material and adverse change to the executive’s role and responsibility, or, in certain cases, a requirement that the executive relocate), the executive will be entitled to a lump sum cash severance payment designed to approximate one year’s cash compensation (base salary and target bonus).

•

As a condition to receiving severance, the executive would be required to enter into a separation agreement upon terms and conditions acceptable to the Company, including a full release and non-disparagement provision.

Long-Term Equity Incentive Plans

Pursuant to the 2014 Plan and the 2006 Plan and certain stock award agreements issued thereunder, holders of stock awards, including the NEOs, may be entitled to pro-rated vesting of their awards in the event the holder dies or is disabled prior to the vesting date. Disability, for these purposes, is as defined in the Company’s long-term disability plan.

Change in Control

THG’s CIC Plan outlines the potential benefits certain key executives could receive upon a Change in Control (defined below) of the Company. In the event of a Change in Control of the Company and subsequent involuntary termination of a participant’s employment by the Company or constructive termination of a participant’s employment by the participant within a two-year period following the Change in Control, the CIC Plan authorizes the payment of specified benefits to eligible participants. These include a lump-sum cash payment equal to a multiplier (the “Multiplier”) (1x for Mr. Roche, Mr. Lavey and Mr. Salvatore, 2x for Mr. Farber, and 3x for Mr. Huber) times the sum of a participant’s applicable base salary and target short-term incentive compensation award opportunity. In February 2018, the Committee increased the Multiplier to 2x for Mr. Roche and 1.5x for Mr. Lavey and Mr. Salvatore. Additionally, a participant is entitled to a cash payment of an amount equal to the amount that otherwise would have been credited under the Company’s 401(k) Plan and Non-Qualified Retirement Savings Plan for the year in which the employee’s employment was terminated. The CIC Plan also provides for continued coverage for up to one year under the Company’s health plans, payment of an amount equal to the participant’s target short-term incentive compensation award opportunity, pro-rated for service performed in the year of termination, and outplacement services. Mr. Huber, whose benefit has not been changed since the adoption of the CIC Plan in 2008, will also be entitled to a gross-up payment (“280G Gross-Up”) if his change in control payments and benefits become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, subject to a requirement that the amounts subject to the excise tax exceed a certain amount (the excise tax is a special additional tax applicable to change-in-control payments; the 280G Gross-Up does not apply to federal and state ordinary income taxes that would be payable without regard to the impact of such excise tax and the gross-ups). None of our other NEOs is currently entitled to a 280G Gross-Up benefit. Based on a hypothetical termination as of December 31, 2017, Mr. Huber would not have been entitled to a 280G Gross-Up benefit.

Pursuant to the 2006 Plan, the 2014 Plan and the various agreements issued thereunder, in the event of a change in control (defined below), the participant may be entitled to certain accelerated vesting of equity awards if such awards are not assumed by the successor company, or if such participant’s employment is involuntarily or constructively terminated after the change in control. The tables below present the hypothetical values as if such awards are assumed by a successor company and such participant is involuntarily or constructively terminated thereafter. Such hypothetical values would be identical in the event the successor company did not assume the equity grants and instead they were accelerated.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     47

As further described in the footnotes and because the tables assume a hypothetical triggering event on December 31, 2017, the values in the tables below include amounts for short-term and long-term incentive compensation awards that vested and were earned by the executives in the first quarter of 2018.

Potential Payments Upon Termination or Change in Control* Tables

	John C. Roche
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$—	$1,785,000	$1,785,000	$1,785,000
Cash Incentives (3)	—	—	—	—	—	—	487,083
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	1,041,999	1,431,844	—	—	—	—	1,948,250
Unexercisable Stock Options (5)	497,148	855,097	—	—	—	—	1,047,006
Other Benefits
Health & Welfare (6)	—	—	—	—	—	—	22,321
Outplacement (7)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	—	46,163
TOTAL	$1,539,147	$2,286,941	$—	$—	$1,785,000	$1,785,000	$5,365,823

	Jeffrey M. Farber
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$—	$1,300,000	$1,300,000	$2,600,000
Cash Incentives (3)	—	—	—	—	—	—	650,000
Equity
Unvested Restricted Stock Units (PBRSUs) (4)	711,383	978,232	—	—	—	—	2,062,793
Unexercisable Stock Options (5)	373,017	1,187,145	—	—	814,897	814,897	1,919,068
Other Benefits
Health & Welfare (6)	—	—	—	—	—	—	22,321
Outplacement (7)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	—	39,000
TOTAL	$1,084,400	$2,165,377	$—	$—	$2,114,897	$2,114,897	$7,323,182

	Bryan J. Salvatore
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$—	$867,000	$867,000	$867,000
Cash Incentives (3)	—	—	—	—	—	—	357,000
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	397,410	730,837	—	—	—	—	1,205,632
Unexercisable Stock Options (5)	183,183	514,191	—	—	—	—	789,449
Other Benefits
Health & Welfare (6)	—	—	—	—	—	—	20,953
Outplacement (7)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	—	30,600
TOTAL	$580,593	$1,245,028	$—	$—	$867,000	$867,000	$3,300,634

See pages 49-51 for footnotes

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     48

	J. Kendall Huber
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$—	$962,500	$962,500	$2,887,500
Cash Incentives (3)	—	—	—	—	—	—	412,500
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	985,365	1,252,971	—	—	—	—	1,620,443
Unexercisable Stock Options (5)	516,923	890,798	—	—	—	—	1,100,956
Other Benefits
Health & Welfare (6)	—	—	—	—	—	—	22,321
Outplacement (7)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	—	52,385
TOTAL	$1,502,288	$2,143,769	$—	$—	$962,500	$962,500	$6,126,105

	Richard W. Lavey
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$—	$901,250	$901,250	$901,250
Cash Incentives (3)	—	—	—	—	—	—	345,625
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	742,618	946,348	—	—	—	—	1,207,794
Unexercisable Stock Options (5)	390,836	675,054	—	—	—	—	825,185
Other Benefits
Health & Welfare (6)	—	—	—	—	—	—	1,873
Outplacement (7)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	—	39,541
TOTAL	$1,133,454	$1,621,402	$—	$—	$901,250	$901,250	$3,351,268

*

Please refer to the change in control definitions below for an explanation of what constitutes a change in control under the CIC Plan, the 2006 Plan and the 2014 Plan. Prior to receiving any benefits under the CIC Plan, the participant must execute certain waivers and general releases in favor of the Company. In addition, in order to be eligible to participate in the CIC Plan, participants must execute a non-solicitation and non-interference agreement, regardless of whether or not they ever receive benefits thereunder. This agreement also contains a non-disparagement and cooperation provision and provides that all proprietary information relating to the Company’s business and all software, works of authorship and other developments created during employment by the Company are the sole property of the Company.

Change in Control under the CIC Plan is defined as follows: (i) subject to certain exceptions, a change in the composition of the Board such that the Incumbent Directors (as defined in the CIC Plan) at the beginning of any consecutive twenty-four month period cease to constitute a majority of the Board; (ii) subject to certain exceptions, any person or group is or becomes the beneficial owner of 35% or more of the Company’s outstanding voting securities; (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation and a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction; (iv) the approval by shareholders of a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the approval by shareholders of a plan of liquidation or dissolution of the Company.

The definition of a “change in control” under the 2006 Plan and the 2014 Plan is substantially consistent with the definition in the CIC Plan, except that pursuant to the 2006 Plan and the 2014 Plan, a “change in control” is triggered by the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     49

(1)

Pursuant to the CIC Plan, in the event of both a Change in Control and a subsequent involuntary or constructive termination, the NEO is entitled to a lump sum severance payment equal to the product of his or her Multiplier and the sum of his or her applicable annual base salary plus target short-term incentive compensation award opportunity. In February 2018, the Committee increased the Multiplier to 2x for Mr. Roche and 1.5x for Mr. Lavey and Mr. Salvatore, which would have resulted in a cash severance payments of $3,570,000, $1,351,875 and $1,300,500, respectively, had both conditions been triggered and this Multiplier been in effect as of December 31, 2017.

(2)

As discussed above and beginning on page 35 of the CD&A in the section titled “Severance Agreements,” the Company entered into severance arrangements with certain of its U.S. executive officers, including each NEO. These arrangements provide for a lump sum cash severance award designed to approximate one year’s target cash compensation (base salary and target bonus opportunity) in the event the (i) executive’s employment is involuntarily terminated, other than in connection with that person’s death, disability, a Change in Control or for Cause (as these terms are defined under the CIC Plan) or (ii) the executive voluntarily terminates his or her employment for “good reason.”

(3)

Represents payment of target 2017 STIP award earned in 2017, pro-rated for the period prior to the Change in Control (the amount included above assumes full year payout at target). In the event of death, disability, or in certain circumstances, an involuntary termination of employment (other than for cause), occurring prior to the payment date, each NEO remains eligible for an award under the 2017 STIP, but payment is at the discretion of the Committee. For all applicable NEOs, each NEO’s actual 2017 STIP award was earned and paid during the first quarter of 2018. See the Summary Compensation Table on page 39 for more information.

(4)	PBRSUs Represents the value of unvested PBRSUs granted in 2015, 2016 and 2017 (see “Outstanding Equity Awards at Fiscal Year-End 2017” on page 43 for more information).

Death. In the event of a NEO’s death, a pro-rated portion of the PBRSUs vests, but (A) for awards granted in 2015, the awards remain subject to the performance-based vesting conditions determined at the end of the original performance period, and (B) for awards granted in 2016 and 2017, the awards remain subject to the performance-based vesting conditions determined based on the date of the termination event. For all applicable NEOs, values for the 2015 PBRSUs are based on the actual payout of 128.57% of target. For Messrs. Roche, Huber and Lavey, values for the 2016 PBRSUs are at 107% of target. Since Mr. Farber was hired during 2016, the performance of his 2016 PBRSUs is based on the Company’s achievement of relative total shareholder return from the grant date, October 3, 2016, through December 31, 2018. Based on Company relative stock price performance since this grant date, Mr. Farber’s award is valued at 150% of target. For the 2017 award, Messrs. Roche, Farber, Huber and Lavey’s awards are valued at 136% of target. Since Mr. Salvatore was hired during 2017, the performance of his 2017 two-year and three-year PBRSUs is based on the Company’s achievement of a relative total shareholder return from the grant date of June 12, 2017 through December 31, 2018 and December 31, 2019, respectively. Based on Company performance since this grant date, Mr. Salvatore’s awards are both valued at 150% of target.

Disability. In the event of a NEO’s disability, a pro-rated portion of the PBRSUs vests and the participant is given an additional one-year service credit, but (A) for awards granted in 2015, the awards remain subject to the performance-based vesting conditions determined at the end of the performance period, and (B) for awards granted in 2016 and 2017, the awards remain subject to the performance-based vesting conditions determined based on the date of the termination event. For all applicable NEOs, values for the 2015 PBRSUs are based on the actual payout of 128.57% of target and values for 2016 and 2017 PBRSUs are at target.

Change in Control. In the event of a change in control, unless such awards are assumed by the successor entity, 100% of the PBRSUs vest based upon the level of achievement to date. If awards are assumed, then participants are not entitled to any acceleration unless a NEO’s employment is involuntarily or constructively terminated following the change in control. For all applicable NEOs, values for the 2015 awards are valued at 128.57% of target. For Messrs. Roche, Huber and Lavey, values for the 2016 award are at 107% of target. The performance of Mr. Farber’s 2016 PBRSUs is based on the Company’s achievement of a specified total shareholder return from the grant date, October 3, 2016, through December 31, 2018. Based on Company performance since this grant date, Mr. Farber’s award is valued at 150% of target. For the 2017 award, Messrs. Roche, Farber, Huber and Lavey’s awards are valued at 136% of target. The performance of Salvatore’s 2017 two-year and three-year PBRSUs is based on the Company’s achievement of a specified total shareholder return from the grant date of June 12, 2017 through December 31, 2018 and December 31, 2019, respectively. Based on Company performance since this grant date, Mr. Salvatore’s awards are both valued at 150% of target.

TBRSUs Represents the value of unvested TBRSUs granted in 2015, 2016 and 2017 (see “Outstanding Equity Awards at Fiscal Year-End 2017” on page 43 for more information).

Death and Disability. In the event of a NEO’s death or disability, a pro-rated portion of the TBRSUs vest, plus an additional year in the case of disability.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     50

Change in Control. In the event of a change in control, unless such award is assumed by the successor entity, 100% of the TBRSUs vest. If awards are assumed, then participants are not entitled to any acceleration unless the participant’s employment is involuntarily or constructively terminated following the change in control.

(5)

Represents intrinsic value (difference between fair market value of our Common Stock and the exercise price of the options multiplied by the number of unvested options). Unless such award is assumed by the successor entity, upon a change in control such unvested options immediately vest and become exercisable in full. If awards are assumed, then participants are not entitled to any acceleration unless involuntarily or constructively terminated following the change in control. In the event a participant’s employment is terminated by reason of death or disability, then a pro-rata portion of his or her outstanding stock options automatically vest (plus an additional one-year service credit in the case of disability) and the unvested portion is automatically cancelled and forfeited. Pursuant to the terms of his option award agreements, Mr. Farber is entitled to credit for one additional year of vesting in the event of a termination without cause or for good reason.

(6)

Represents the estimated cost of continued health and dental benefits for a period not to exceed one year. All such benefits terminate in the event the NEO obtains other employment that provides the NEO with group health benefits.

(7)	Represents the estimated cost of one year of outplacement services.
(8)

Represents a lump sum payment equal to the amount which would be credited for 2017 to the NEO’s account balances under the 401(k) Plan and the Non-Qualified Retirement Savings Plan, based upon the higher of the NEO’s 2016 or annualized 2017 eligible compensation.

CEO Pay Ratio

Set forth below is an estimate of the relationship between the annual total compensation of our median employee and the annual total compensation of John C. Roche, our Chief Executive Officer, as the end of the fiscal year. The pay ratio below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For the 2017 fiscal year:

•

The base salary of the median employee of our Company (other than our CEO) was $74,800, and when general bonus, 401(k) match and the cost of medical and health benefits is included, the median of the annual total compensation of all employees (calculated in accordance with the methodology used to determine the amounts reported in the Summary Compensation Table on page 39) was $95,792;

•

Mr. Roche’s total compensation, calculated in accordance with the methodology used to determine the amounts reported in the Summary Compensation Table on page 39, but annualized and adjusted as described below (and then adding the cost of certain medical and health benefits, as described below), was $4,040,762;

•	Based on the foregoing, for 2017 the ratio of the annualized total compensation of Mr. Roche to the median of the annual total compensation of all other employees was 42 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and the annualized total compensation of our CEO, we used the following methodology and assumptions:

Median Employee

•	We selected December 31, 2017 as the date used to identify the median employee;
•

As of December 31, 2017, we had approximately 4,600 employees, with approximately 4,200 located in the United States and 400 internationally, almost all of whom are located in the United Kingdom. As permitted under SEC rules, for purposes of identifying the median employee, we excluded all non-U.S. and non-U.K. employees (16 employees in Singapore, 11 employees in Denmark, one employee in China, and one employee in Norway) because in aggregate, these employees accounted for less than one percent of our total global workforce. This resulted in a total remaining employee population of 4,575 employees (excluding our CEO) from which to determine the median employee;

•

To identify the median employee, we analyzed the 4,575 employee population based on total target compensation for 2017 (i.e., 2017 base salary, 2017 target bonus or short-term incentive compensation to be paid in 2018 and the 2017 long-term incentive compensation granted in 2017). Total target compensation was selected as the consistently applied compensation measure because this is the metric that the Company bases its compensation decisions upon and how it views the compensation it pays to its employees.

•	Amounts denominated in GBP were converted into USD using the average exchange rate in effect for 2017, 1.29 USD/GBP, but no other compensation or cost-of-living adjustments were made;
•

We selected the median employee from among four employees with the same exact 2017 total target compensation because the employee selected was most representative of our employee population as a whole; and

•

We calculated the actual annual total compensation paid to the selected median employee using the same methodology as was used to calculate Mr. Roche’s compensation in the Summary Compensation Table on page 39 (including annual bonus of $3,600 and the Company’s contribution to the 401(k) plan on behalf of median employee of $4,733), and

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     51

added the $12,659 cost of medical and health benefits attributed to the median employee through Company-sponsored benefit plans.

CEO

•	Mr. Roche’s total compensation was calculated using the same methodology as was used to calculate the amounts in the Summary Compensation Table on page 39 and by:
(i)	annualizing his base salary for the period that he served as CEO (annualized rate of $850,000);
(ii)

using the grant date fair value of option awards and stock awards based on the total target option and stock awards granted in February 2018 ($1,100,000 and $1,100,000, respectively) based on the Committee’s determination that it would not make any additional equity awards at the time of Mr. Roche’s promotion in November 2017, but that it expected to make, and did make, an annual award under its long-term incentive plans in February 2018. We elected to use the higher amount rather than the $921,481 total reported in the Summary Compensation Table because the reported amount would have produced a much lower ratio that is not representative of the relationship between the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer;

(iii)	annualizing the short-term incentive plan award provided to Mr. Roche with respect to the period in 2017 that he served as CEO (annualized award of $888,250); and
(iv)

annualizing the elements of Mr. Roche’s all other compensation that reflected the period that he served as CEO and adding any additional amounts that he would have expected to earn had he been CEO for the entirety of 2017 (a total of $80,882).

•

We added to the total amount described above the $21,630 cost of medical and health benefits that the Company would have attributed to Mr. Roche in 2017 through Company-sponsored benefit plans; this amount was added in order to provide a like comparison to the elements of compensation included for the median employee.

In accordance with SEC rules, we have used estimates and assumptions, as described above, in calculating the pay ratio reported above. The estimates and assumptions that we use may differ from estimates and assumptions used by other companies, including companies in our compensation peer group described above.

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     52

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of our Common Stock, to file initial reports of ownership, and reports of changes in ownership, of our Common Stock with the SEC. Such persons are required by SEC regulations to provide to THG copies of all their Section 16(a) filings. Based solely on a review of the forms furnished to THG and written representations from THG’s executive officers and directors, THG believes that during 2017, THG’s executive officers, directors and greater than 10% shareholders fully complied with all Section 16(a) filing requirements.

HOUSEHOLDING INFORMATION

Some brokers and nominees may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our Proxy Statement, our Annual Report or our Notice may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of the documents to you if you call 1-800-407-5222 or write to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). If you want to receive separate copies of our Annual Report, Proxy Statement and/or Notice in the future, or are receiving multiple copies at your household and would like to receive only one copy for your household, you should contact your broker or nominee, or our Investor Relations department.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain without charge a copy of THG’s Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2017, by calling 1-800-407-5222 or by writing to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). The information is also available on the Company’s website at www.hanover.com, under “Investors-Annual Reports.”

OTHER MATTERS

Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS

Proposals submitted by shareholders of THG must be received by the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, Massachusetts 01653 on or before November 28, 2018, to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials relating to the 2019 Annual Meeting of Shareholders.

Any shareholder proposal to be considered at the Company’s 2019 Annual Meeting of Shareholders, but not included in the proxy materials, must be submitted to the Company’s Corporate Secretary by February 12, 2019, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to shareholder proposals submitted prior to February 12, 2019, unless the proponent otherwise complies with the requirements of the SEC’s Rule 14a-4 or Rule 14a-8.

DATED at Worcester, Massachusetts this 28th day of March 2018.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

THE HANOVER INSURANCE GROUP 2018 PROXY STATEMENT     53

Appendix A

Excerpt from Our Corporate Governance Guidelines Relating to Director Independence Standards

A majority of the directors will be independent, and each year the Board will affirmatively determine that each such independent director has no material relationship with the Company. That determination will be set forth in our proxy statement. When evaluating the independence of each of the Company’s directors, the Board will broadly consider all relevant facts and circumstances that may bear on that director’s independence. The Board has adopted the following categorical standards to assist it in determining the independence of Board members, which include those standards established by the New York Stock Exchange for its listed companies.

A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.
•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director’s immediate family member for service as an employee of the Company (other than an executive officer) will not be considered in determining independence under this test.

•

(i) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For the purposes of these guidelines, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but excluding anyone who is no longer an immediate family member as a result of legal separation, divorce, death or incapacitation.

If the Company makes charitable contributions to any tax exempt organization in which a director of this Company serves as an executive officer, the Board will consider the materiality of the relationship if the amount paid to the tax exempt organization exceeds the greater of $1 million, or 2% of such organization’s consolidated gross revenues.

Directors have an affirmative obligation to inform the Board of any circumstances or relationships that may impact their designation by the Board as “independent”, including any material changes in such circumstances or relationships.

*   *   *   *   *

A complete copy of the Company’s Corporate Governance Guidelines is available on the Company’s website at:

http://www.hanover.com/about-corporate-governance.html

THE HANOVER INSURANCE GROUP   2018 PROXY STATEMENT     A-1

Appendix B

Non-GAAP Financial Measures

The discussion of our results in the CD&A includes a discussion of our pre-tax operating income and ex-cat pre-tax operating income, each of which are non-GAAP financial measures.

Operating Income

Operating income is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business. The items excluded were primarily realized investment gains, losses on the repayment of debt and from the settlement of pension obligations, gains on the disposal of the U.K. motor business, interest expense on debt and income taxes. A reconciliation of operating income before income taxes to income from continuing operations is presented below and on page 45 of our Annual Report on Form 10-K filed with the SEC on February 27, 2018.

Ex-Cat Operating Income

Ex-cat operating income is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business, including those items noted above, as well as the impact of catastrophe losses on our results. Although catastrophe losses are a significant component in understanding and assessing our financial performance, management has metrics that evaluate results excluding catastrophes due to the fact that they are not predictable as to the timing or the amount that will affect our operations.

A reconciliation of ex-cat operating income and operating income to income from continuing operations, the most directly comparable GAAP financial measure, is set forth below.

(in millions)	2017	2016	2015

Income from continuing operations, net of tax	$203.0	$156.1	$330.8
Adjustment for certain non-operating items	0.8	28.3	(50.8)
Operating income, net of interest expense and income taxes	203.8	184.4	280.0
Income tax expense on operating income	84.0	83.5	125.5
Interest expense on debt	48.5	54.9	60.1
Operating income before interest expense and income taxes	336.3	322.8	465.6
Pre-tax catastrophe effect	382.6	125.1	181.3
Ex-cat operating income	$718.9	$447.9	$646.9

THE HANOVER INSURANCE GROUP   2018 PROXY STATEMENT     B-1

hanover.com

701-10225 (3/18)

©2018 The Hanover Insurance Group, Inc.

The Hanover Insurance Company  440 Lincoln Street, Worcester, MA 01653   hanover.com    ©2018 The Hanover Insurance Group, Inc.  701-10225 (3/18)

ANNUAL MEETING OF THE HANOVER INSURANCE GROUP, INC. Annual Meeting of The Hanover Insurance Group, Inc. to be held on Tuesday, May 15, 2018 Date: Tuesday, May 15, 2018 for Shareholders as of March 19, 2018 Time: 9:00 A.M. (Eastern Time) This proxy is being solicited on behalf of the Board of Directors Place: The Hanover Insurance Group, Inc. , 440 Lincoln Street, Worcester, Your vote is important to us. MA 01653  VOTE BY: Please make your marks like this: ÈUse dark black pencil or pen only INTERNET  TELEPHONE The Board of Directors Recommends a Vote FOR each of the director Go To Call nominees listed in proposal 1 and FOR proposals 2 and 3. www.proxypush.com/thg 866-895-6920  • Cast your vote online 24 hours a day/ 7 days• Use any touch-tone telephone toll-free 1: To elect four individuals to the Board of Directors: a week. 24 hours a day/ 7 days a week. OR Please separate carefully at the perforation and return just this portion in the envelope provided. Nominees: • Have this form and your control number• Have this form and your control numberlocated in the shaded box below ready. located in the shaded box below ready. • Follow the simple recorded instructions. • Mark, sign and date the attached Proxy Card. For Against Abstain 01 P. Kevin Condron - One-year term expiring in 2019 ‘‘ ‘ For Against Abstain 02 Kevin J. Bradicich - Three-year term expiring in 2021 ‘‘ ‘ For Against Abstain 03 Cynthia L. Egan - Three-year term expiring in 2021 ‘‘ ‘ For Against Abstain 04 Harriett “ Tee” Taggart - Three-year term expiring in 2021 ‘‘ ‘ For Against Abstain 2: To approve the advisory vote on the Company’s ‘ ‘ ‘ • Detach the Proxy Card. OR MAIL • Return the Proxy Card in the postage-paid envelope provided. All votes must be received by 11:59 P.M. , Eastern Time, on May 14, 2018 to ensure inclusion in the meeting. PROXY TABULATOR FOR  THE HANOVER INSURANCE GROUP, INC. c/ o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903  EVENT # CLIENT #  executive compensation. For Against Abstain 3: To ratify the appointment of PricewaterhouseCoopers ‘ ‘ ‘ LLP as the Company’s independent registered public accounting firm for 2018. If you plan to attend the meeting and vote your shares in person, please mark this box. ‘ Authorized Signatures - This section must becompleted for your instructions to be executed in accordance with the terms of your Proxy as setforth under the heading “Proxy for Annual Meetingof Shareholders to be held on May 15, 2018” onthe reverse side hereof. Please Sign Here Please Date Above  Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. , should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided. Proxy for Annual Meeting of Shareholders to be held on May 15, 2018 This proxy is being solicited on behalf of the Board of Directors Please vote, date and sign this Proxy on the other side and returnit in the enclosed envelope. The Shareholder signing on the reverse side (the “undersigned”) , having received the Annual Report, Notice of Annual Meeting of Shareholders and the Proxy Statement, hereby appoint(s) John C. Roche and J. Kendall Huber, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. (the “Company” ) to be held on May 15, 2018, and all adjournments thereof (the “Meeting”) , and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting. The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the Meeting, and (ii) with respect to the election of any substitute nominees designated by the Board of Directors in the event that any of the nominees are unavailable to serve. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director, and FOR the advisory vote on executive compensation and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2018.